Exhibit 2.1

Execution

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

FIFTH ERA ACQUISITION CORP I,

SMT HOLDINGS LIMITED,

FOLLOWING THE EXECUTION OF THE HOLDCO JOINDER, MIOTAL SPAC HOLDCO, INC.,

AND, FOLLOWING THE EXECUTION OF THE MERGER SUB JOINDER, PENNY MERGER SUB, INC.

DATED AS OF APRIL 7, 2026

i

EXHIBITS:

Exhibit A	–	Sponsor Support Agreement
Exhibit B	–	Form of Share Exchange Agreement
Exhibit C	–	Lock-Up Agreements
Exhibit D	–	Registration Rights Agreement
Exhibit E	–	Form of Plan of Merger
Exhibit F	–	Testing Standard
Exhibit G	–	Form of Holdco Joinder
Exhibit H	–	Form of Merger Sub Joinder

SCHEDULES:

Schedule A	–	Purchased Shares
Schedule B	–	Lock-Up Agreement Shareholders

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 7, 2026 (the “Signing Date”), by and among, Fifth Era Acquisition Corp I, a Cayman Islands exempted company (“FERA”), SMT Holdings Limited, an Abu Dhabi Global Market Private Company Limited by Shares (the “Company”), and, upon executing and delivering the Holdco Joinder to FERA, Miotal SPAC HoldCo, Inc., a Cayman Islands exempted company (“Holdco”) and, upon executing and delivering the Merger Sub Joinder to FERA, PENNY Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub” and together with the Company and Holdco, the “Company Group”). Holdco, FERA, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, FERA is a blank check company incorporated on May 22, 2024, as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities and is listed on Nasdaq (as defined below), with the FERA Class A Ordinary Shares trading under the symbol “FERA”, the FERA Rights trading under the symbol “FERAR,” and the FERA Units trading under the symbol “FERAU”;

WHEREAS, the Company is a private company limited by shares incorporated in the Abu Dhabi Global Market on May 21, 2024, established as a special purpose vehicle for the purpose of holding ownership of equity and non-equity assets, including shares, debentures, bonds and other forms of security, as well as real property, intellectual property and other tangible and intangible assets;

WHEREAS, Holdco will be a newly formed, wholly owned, direct Subsidiary (as defined below) of the Company, and is being formed for the purpose of consummating the Transactions (as defined below), including acting as the publicly traded company for the Company and FERA after the Closing (as defined below);

WHEREAS, Merger Sub will be a newly formed, wholly-owned, direct Subsidiary of Holdco, and is being formed for the sole purpose of consummating the Transactions, including the Merger (as defined below);

WHEREAS, the Company shall cause each of (i) Holdco to execute the Holdco Joinder, and (ii) Merger Sub to execute the Merger Sub Joinder, and cause such joinders to be delivered to FERA on the Holdco Incorporation Date;

WHEREAS, Holdco, upon the execution and delivery of the Holdco Joinder Agreement, and Merger Sub, upon the execution and delivery of the Merger Sub Joinder Agreement, shall be deemed for all purposes to be a party to this Agreement as of the date of such execution and delivery and shall be fully bound by, and subject to, all of the covenants, terms, rights, obligations and conditions of this Agreement applicable to such Party in the same manner as if such Party were an original signatory hereto, and the representations and warranties of such Party contained herein shall be deemed to have been made by such Party as of such date (or such later date as may be expressly specified in such representation and warranties);

WHEREAS, prior to the execution of the Holdco Joinder Agreement and the Merger Sub Joinder Agreement, neither Holdco nor Meger Sub shall be a Party to this Agreement and shall make no representations or warranties hereunder and shall have no rights or obligations hereunder until each of the Holdco Joinder Agreement and the Merger Sub Joinder Agreement is executed by Holdco and the Merger Sub, as applicable, and delivered to FERA;

WHEREAS, immediately prior to the Merger (as defined below) each right to receive one-tenth (1/10) of one FERA Class A Ordinary Share (a “FERA Right”) issued pursuant to a FERA Unit and FERA Private Placement Unit (as defined below) outstanding immediately prior to the Merger Effective Time will be converted into the right to receive one-tenth (1/10) of one FERA Class A Ordinary Shares (as defined below) (rounded down to the nearest whole share) (the “Exercise”);

WHEREAS, on the terms and subject to the satisfaction or waiver of the conditions of this Agreement, Merger Sub will merge with and into FERA with FERA being the Surviving Company (as defined below) and a wholly-owned, direct Subsidiary of Holdco (the “Merger”) and as a result of the Merger each Class A ordinary share of FERA, par value $0.0001 per share, after giving effect to the Exercise, (a “FERA Class A Ordinary Share”), and each Class B ordinary share of FERA, par value $0.0001 per share (a “FERA Class B Ordinary Share”), issued and outstanding immediately prior to the Merger Effective Time (as defined below) will be converted into the right to receive one ordinary share of Holdco, par value $0.0001 per share (a “Holdco Ordinary Share”);

WHEREAS, on or before the date hereof, holders representing at least 99% of the issued and outstanding ordinary shares (the “Company Shares”) of the Company (the “Shareholders”), have executed and delivered a Share Exchange Agreement with Holdco, in the form attached as Exhibit B hereto, pursuant to which each such Shareholder shall exchange its Company Shares for Holdco Ordinary Shares in accordance with the terms thereof (the “Exchange” and, together with the Merger, the “Merger/Exchange”), following which the Company shall be a wholly-owned, direct Subsidiary of Holdco;

WHEREAS, in connection with the vote on the Proposals (as defined below) at the FERA Shareholders’ Meeting (as defined below) and in accordance with FERA’s Organizational Documents (as defined below), FERA shall provide an opportunity for FERA Shareholders (as defined below) to have their issued and outstanding FERA Class A Ordinary Shares issued as part of the FERA Units (the “FERA Public Shares”) redeemed on the terms and subject to the satisfaction or waiver (to the extent legally permissible) of the conditions set forth in this Agreement and FERA’s Organizational Documents;

WHEREAS, each of the Parties intends, for U.S. federal income tax purposes, that the Merger/Exchange shall, collectively and including any private placement of Holdco Ordinary Shares pursuant to any Equity PIPE (as defined below), constitute an exchange of property for Holdco Ordinary Shares governed by the provisions of Section 351 of the Code (as defined below) (the “Intended Tax Treatment”);

WHEREAS, the board of directors of FERA (the “FERA Board”) has unanimously (i) determined that it is in the best interests of FERA and declared it advisable, to enter into this Agreement and the Ancillary Documents (as defined below) to which it is a party, (ii) authorized and approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, on the terms and subject to the satisfaction or waiver (to the extent legally permissible) of the conditions of this Agreement and the Ancillary Documents, (iii) approved the Transactions as a Business Combination, and (iv) passed a resolution recommending that the Proposals (as defined below) be approved by the holders of FERA Ordinary Shares;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) authorized and approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, on the terms and subject to the satisfaction or waiver (to the extent legally permissible) of the conditions of this Agreement and the Ancillary Documents, and (iii) passed a resolution recommending that this Agreement and the Ancillary Documents to which it is a party and the Transactions, including the Merger/Exchange;

WHEREAS, promptly following the Holdco Incorporation Date, each of Holdco and Meger Sub will deliver evidence to FERA that each of the respective board of directors of such entity has (i) determined that it is in the best interests of such Party, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which such Party is a party and the Transactions, on the terms and subject to the satisfaction or waiver (to the extent legally permissible) of the conditions of this Agreement and the Ancillary Documents, and (ii) authorized and approved this Agreement and the Ancillary Documents to which such Party is a party and the Transactions, on the terms and subject to the satisfaction or waiver (to the extent legally permissible) of the conditions of this Agreement and the Ancillary Documents;

WHEREAS, as a condition and inducement to the Company Group’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) and the other Parties thereto have executed and delivered to the Company the Sponsor Support Agreement (as defined below), attached as Exhibit A hereto;

WHEREAS, as a condition and inducement to the Company Group’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each member of the Company Group, of the Sponsor, and each of the Shareholders set forth on Schedule B hereto will enter into a Lock-Up Agreement, substantially in the form attached as Exhibit C hereto (collectively, the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing;

WHEREAS, in connection with the consummation of the Merger/Exchange, simultaneously with the Closing, the Sponsor, Cantor, FERA, Holdco and the other parties listed on the signature pages thereto will enter into a Registration Rights Agreement of FERA (the “Registration Rights Agreement”) in substantially the form attached as Exhibit D hereto.

NOW, THEREFORE, the Parties agree as follows:

Article I

THE MERGER

Section 1.01 Merger.

Upon the terms and subject to the satisfaction or waiver (to the extent legally permissible) of the conditions of this Agreement and the Plan of Merger (as defined below), on the Closing Date (as defined below) and in accordance with the applicable provisions of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), Merger Sub and FERA shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into FERA, following which the separate corporate existence of Merger Sub shall cease and FERA shall continue as the surviving company (sometimes referred to herein for the periods at and after the Merger Effective Time as the “Surviving Company”) and a wholly-owned Subsidiary of Holdco.

Section 1.02 Merger Effective Time.

(a) On the Closing Date, Merger Sub and FERA shall execute a Plan of Merger in the form attached as Exhibit E hereto (the “Plan of Merger”), and the Parties shall file the Plan of Merger and such other documents as required by the Cayman Companies Act with the Registrar of Companies of the Cayman Islands as provided in the Cayman Companies Act. The Merger shall become effective at the time on the Closing Date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (or such other date and time as specified in accordance with the Plan of Merger) (the “Merger Effective Time”).

(b) Subject to Section 6.20, at Closing, Holdco shall pay, or cause to be paid, by wire transfer of immediately available funds, all FERA Transaction Costs (as defined below) and Company Transaction Costs (as defined below), to the extent not paid prior to the Closing.

Section 1.03 Effect of the Merger.

At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the business, undertaking, goodwill, benefits, immunities, property, rights, privileges, agreements, powers and franchises, debts, Liabilities (as defined below), duties and obligations of each of Merger Sub and FERA shall become the business, undertaking, goodwill, benefits, immunities, property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of each of Merger Sub and FERA set forth in this Agreement to be performed after the Merger Effective Time.

Section 1.04 Organizational Documents; Directors and Officers.

(a) At the Merger Effective Time, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association of FERA as in effect immediately prior to the Merger Effective Time. Promptly after the Closing, the Surviving Company shall adopt a new memorandum and articles of association substantially in the form of the memorandum and articles of association of Merger Sub as in effect immediately prior to the Merger Effective Time, as the memorandum and articles of association of the Surviving Company; provided, that (i) references therein to the name of the Surviving Company shall be amended to be “Miotal” and (ii) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company, if necessary.

(b) At the Merger Effective Time, the members of the board of directors and the executive officers of the Surviving Company shall be the same as the members of the board of directors and the executive officers of Holdco, after giving effect to Section 6.18 of this Agreement, each to hold office in accordance with the Organizational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified.

Section 1.05 Effects of the Merger on FERA Securities.

By virtue of the Merger and without any action on the part of any Party or the holders of securities of FERA, Merger Sub or Holdco:

(a) immediately prior to the Merger Effective Time, each FERA Unit and FERA Private Placement Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one FERA Class A Ordinary Share and one FERA Right in accordance with the terms of the applicable FERA Unit or FERA Private Placement Unit (the “Unit Separation”). The underlying FERA Class A Ordinary Shares and FERA Rights held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 1.05 of this Agreement;

(b) at the Merger Effective Time, each FERA Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (including each FERA Class A Ordinary Share held as a result of the Unit Separation, but excluding any Redemption Shares (as defined below) and any FERA Dissenting Shares (as defined below)) shall, subject to the terms and satisfaction or waiver (to the extent legally permissible) of the conditions of this Agreement, be automatically cancelled and converted into the right to receive one Holdco Ordinary Share;

(c) immediately prior to the Merger Effective Time, each FERA Right issued and outstanding immediately prior to the Merger Effective Time shall, subject to the terms and satisfaction or waiver (to the extent legally permissible) of the conditions of this Agreement, be automatically cancelled and converted into the right to receive one-tenth (1/10th) of a FERA Class A Ordinary Share; provided, that no fractional FERA Class A Ordinary Shares will be issued upon the exchange of such FERA Rights such that if a holder of FERA Rights would be entitled to receive a fraction of a FERA Class A Ordinary Share upon the exchange, the number of FERA Class A Ordinary Shares to be issued to such holder shall be rounded down to the nearest whole number of FERA Class A Ordinary Shares;

(d) each FERA Public Share issued and outstanding immediately prior to the Merger Effective Time with respect to which a FERA Shareholder has validly exercised its redemption rights in connection with the shareholder vote on the FERA Shareholder Approval Matters in accordance with FERA’s Organizational Documents (collectively, the “Redemption Shares”) shall not be converted into or become a Holdco Ordinary Share, and shall, at the Merger Effective Time, be converted into the right to receive, solely from the Trust Account in accordance with FERA’s Organizational Documents and the Trust Agreement, in cash, an amount per share equal to the aggregate amount then in deposit in the Trust Account calculated as of two (2) Business Days prior to the Closing, including interest earned on the Trust Account (such interest shall be net of Taxes payable) and not previously released to FERA to pay its Taxes, divided by the number of then issued FERA Public Shares. As promptly as practicable after the Merger Effective Time, FERA shall cause such cash payments to be made in respect of each such Redemption Share. As of the Merger Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments the Trust Account referred to in the immediately preceding sentence; and

(e) at the Merger Effective Time, each Merger Sub Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and converted into an equal number of Class A ordinary shares of the Surviving Company, par value $0.0001, and shall constitute the only outstanding share capital of the Surviving Company.

Section 1.06 Treasury Stock.

At the Merger Effective Time, if there are any FERA Securities (as defined below) that are owned by such entity as treasury shares or owned by any direct or indirect Subsidiary (if any) of such entity immediately prior to the Merger Effective Time, such FERA Securities and any certificates formerly representing any such FERA Securities shall be automatically cancelled and shall cease to exist without any conversion thereof or payment therefor.

Section 1.07 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, the FERA Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by FERA Shareholders who shall have demanded properly in writing dissenters’ rights for such FERA Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “FERA Dissenting Shares” and the holders of such FERA Dissenting Shares being the “FERA Dissenting Shareholders”) shall be automatically cancelled and cease to exist at the Merger Effective Time and shall thereafter represent only the right to be paid by FERA the fair value of such FERA Dissenting Shares and such other rights provided pursuant to Section 238 of the Cayman Companies Act and shall not be converted into, and such FERA Dissenting Shareholders shall have no right to receive, Holdco Ordinary Shares, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act.

(b) The FERA Ordinary Shares owned by any FERA Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall be cancelled and converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable Holdco Ordinary Shares pursuant to Section 1.05(b) of this Agreement, without any interest thereon.

(c) Prior to the Closing, FERA shall give the Company (i) prompt notice of any demands for dissenters’ rights received by FERA and any withdrawals of such demands and (ii) the opportunity to participate in and direct all negotiations and proceeding with respect to such demands. FERA shall not make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

(d) If any FERA Shareholder gives to FERA, before the FERA Shareholder Approval is obtained at the FERA Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act (a) FERA shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such FERA Shareholder who has made a Written Objection, and (b) FERA and the Company may, but are not obliged to, delay the commencement of the Closing and the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article VII.

Section 1.08 Surrender of Certificates and Disbursement.

(a) Prior to the Merger Effective Time, Holdco shall appoint Continental Stock Transfer & Trust Company, or if Continental Stock Transfer & Trust Company becomes unavailable, another agent reasonably acceptable to Holdco and FERA (the “Exchange Agent”), for the purpose of disbursing Holdco Ordinary Shares.

(b) At or prior to the Merger Effective Time, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, (i)(A) the Merger Consideration (as defined below) to be disbursed to FERA Shareholders (B) the Holdco Ordinary Shares to be disbursed to FERA Rightholders (the “Conversion Shares”) and (ii) the Exchange Consideration (as defined below) to be disbursed to the Shareholders, in each case, in accordance with the terms hereof.

(i) At or prior to the Merger Effective Time, Holdco shall send a letter of transmittal for use in the Merger, in a form to be mutually agreed upon by Holdco and FERA (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged shares of Holdco Ordinary Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and Transmittal Documents (as defined below), if any (or a Lost Certificate Affidavit (as defined below)), to the Exchange Agent for use in the Merger.

(ii) Each FERA Shareholder shall be entitled to receive its share of the Merger Consideration, in accordance with the terms hereof in respect of the FERA Ordinary Shares, tendered for exchange, within thirty (30) days after the Merger Effective Time, but subject to the delivery to the Exchange Agent of each of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the FERA Certificate(s), if any, for its FERA Ordinary Shares (or a Lost Certificate Affidavit), and/or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent, Holdco or FERA. Until so surrendered, each FERA Security Certificate shall represent, after the Merger Effective Time for all purposes only, the right to receive such portion of the Merger Consideration attributable to such FERA Security Certificate.

(c) Prior to the Merger Effective Time, the Company shall direct each FERA Rightholder to return its FERA Right Certificate (physically or electronically) to the Exchange Agent. Upon receipt of a valid FERA Right Certificate, the Company shall issue to such FERA Rightholder the number of Conversion Shares to which he, she or it is entitled pursuant to Section 1.05(c).

(d) If any portion of the Merger Consideration or Conversion Shares is to be delivered or issued to a Person (as defined below) other than the Person in whose name the surrendered FERA Certificate is registered immediately prior to the Merger Effective Time, it shall be a condition to such delivery that: (i) the transfer of such FERA Ordinary Shares or FERA Rights, as the case may be, shall have been permitted in accordance with the terms of FERA’s Organizational Documents, the FERA Share Rights Agreement and any shareholders or similar agreement with respect to FERA, as the case may be, each as in effect immediately prior to the Merger Effective Time, (ii) such FERA Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (iii) the Person requesting such delivery shall pay to the Exchange Agent any Transfer Taxes (as defined below) or other Taxes (as defined below) required as a result of such delivery to a Person other than the registered holder of such FERA Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Notwithstanding anything to the contrary contained herein, in the event that any FERA Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a FERA Certificate to the Exchange Agent, the FERA Shareholder or FERA Rightholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Holdco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Holdco may include a requirement that the owner of such lost, stolen or destroyed FERA Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco, FERA, the Company or the Surviving Company with respect to the FERA Ordinary Shares or FERA Share Rights represented by the FERA Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.08(f) of this Agreement shall be treated as an applicable FERA Certificate for all purposes of this Agreement.

(f) After the Merger Effective Time, there shall be no further registration of transfers of any FERA Ordinary Share or FERA Right. If, after the Merger Effective Time, the Transmittal Documents are presented to Holdco, FERA or the Exchange Agent, the FERA Ordinary Shares or FERA Rights, and any FERA Certificates representing such FERA Ordinary Shares or FERA Rights shall be cancelled and exchanged for the applicable portion of the Merger Consideration or Conversion Shares, and in accordance with the procedures set forth in this Section 1.08 of this Agreement. No dividends or other distributions declared or made after the Signing Date with respect to Holdco Ordinary Shares, with a record date after the Merger Effective Time, will be paid to the holders of any FERA Ordinary Shares that have not yet been surrendered or exchanged with respect to the Holdco Ordinary Shares to be issued upon surrender thereof until the holders of record of such FERA Ordinary Shares shall surrender such FERA Ordinary Shares.

(g) All securities issued upon the surrender of Company Securities, FERA Securities or FERA Rights in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities, FERA Securities or FERA Rights. Any portion of the Exchange Consideration, Merger Consideration or Conversion Shares to be disbursed to FERA Rightholders made available to the Exchange Agent pursuant to this Section 1.08 of this Agreement that remains unclaimed by the applicable holder two (2) years after the Closing Date shall be returned to Holdco, upon demand, and any such holder that has not exchanged its Company Securities, FERA Securities or FERA Rights for the applicable portion of the Exchange Consideration, Merger Consideration or Conversion Shares of this Agreement prior to that time shall thereafter look only to Holdco for payment of the portion of the Exchange Consideration, Merger Consideration or Conversion Shares without any interest thereon (but with any dividends paid with respect thereto, if applicable). Notwithstanding the foregoing, none of Holdco, FERA, the Company, the Surviving Company or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Notwithstanding anything to the contrary contained herein, no fraction of a Holdco Ordinary Share will be issued by virtue of the Merger, the Exchange or the Transactions, and each Person that would otherwise be entitled to a fraction of a Holdco Ordinary Share (after aggregating all fractional shares of Holdco Ordinary Shares that otherwise would be received by such holder), shall instead have the number of Holdco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole share of Holdco Ordinary Shares.

Section 1.09 Taking of Necessary Action; Further Action.

If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, and to vest Holdco or the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and FERA, the officers and directors of Holdco, the Company, FERA and Merger Sub are fully authorized in the name of their respective corporations, limited liability companies or otherwise to take, and will use their reasonable best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 1.10 Amended Holdco Organizational Documents.

Subject to obtaining FERA Shareholder Approval and subject to the satisfaction or waiver of the other conditions of this Agreement, upon the Merger Effective Time, Holdco shall amend and restate its Organizational Documents in a form of public company articles of association to be mutually and reasonably agreed by FERA and the Company and to provide, among other things, for size and structure of Holdco’s board of directors immediately after the Closing (the “Post-Closing Holdco Board”) in accordance with Section 6.17 of this Agreement (the “Amended Holdco Memorandum and Articles of Association”), until thereafter changed or amended as provided therein or by applicable Law.

Article II

EXCHANGE

Section 2.01 Exchange of Company Shares.

Promptly after the Merger Eﬀective Time, and upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement and the Share Exchange Agreements, Holdco shall purchase, acquire and accept from each of the Shareholders that number of Company Shares set forth opposite such Shareholder’s name on Schedule A hereto (collectively, the “Purchased Shares”), free and clear of all Liens (as defined below) (other than potential restrictions on resale under applicable securities Laws (as defined below)) and with all rights attaching to the Purchased Shares.

Section 2.02 Exchange Consideration.

(a) Upon the terms and subject to the satisfaction or waiver (to the extent legally permissible) of the conditions of this Agreement and the Share Exchange Agreements, in full payment for the Purchased Shares, Holdco shall issue and deliver to the Shareholders an aggregate number of Holdco Ordinary Shares (collectively, the “Exchange Shares”) with an aggregate value equal to Ten Billion U.S. Dollars ($10,000,000,000) (the “Exchange Consideration”), with each Holdco Ordinary Share valued at $10.00 per share (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing). The number of Exchange Shares issued and delivered by Holdco to each Shareholder immediately after the Merger Eﬀective Time shall be determined in accordance with this Section 2.02 of this Agreement, with each Shareholder receiving its pro rata share of the Exchange Shares based on the number of Purchased Shares owned by such Shareholder, divided by the total number of Purchased Shares owned by all Shareholders as set forth opposite the name of each Shareholder on Schedule A hereto.

Section 2.03 Withholding.

FERA, Holdco, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any amount payable pursuant to this Agreement such amounts that are required to be deducted and withheld therefrom under the Code or any other applicable provision of U.S. federal, state, local or non-U.S. Law. The parties shall cooperate in good faith to reduce or eliminate any such deduction or withholding. To the extent that any amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, the amount so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

CLOSING

Section 3.01 Closing.

Subject to the satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Article VII, the consummation of the Transactions (other than the Transactions that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties. The specified date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (to the extent legally permissible) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent legally permissible) of those conditions), or at such other date, time or place (including remotely) as FERA and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, HOLDCO and MERGER SUB

Except as set forth in the disclosure letters dated as of the Signing Date delivered by the Company to FERA (the “Company Disclosure Letter”), the Company, as of the Signing Date, Holdco, as of the Holdco Joinder Date, and Merger Sub, as of the Merger Sub Joinder Date, jointly and severally, represents and warrants to FERA, as of such date and as of the Closing (unless otherwise set forth below with respect to the representations and warranties which are given only as of a specific date), as follows:

Section 4.01 Organization and Standing.

(a) The Company is an Abu Dhabi Global Market Private Company Limited by Shares duly formed, validly existing and in good standing under the Abu Dhabi Global Market Companies Regulation 2020 (as amended). Holdco and Merger Sub are each an exempted company duly incorporated, validly existing and in good standing with the Registrar of Companies in the Cayman Islands.

(b) Each of Holdco, Merger Sub and the Company have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have all requisite corporate power and authority would not, individually, or in the aggregate, be material to the Company Group.

(c) Each of Holdco, Merger Sub and the Company are duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be material to the Company Group as a whole.

(d) The Company (i) has provided to FERA accurate and complete copies of the Organizational Documents of the Company, and (ii) as of the Holdco Joinder Date and the Merger Sub Joinder date, as applicable, has provided to FERA accurate and complete copies of the Organizational Documents of Holdco and Merger Sub, as amended to date and as currently in effect.

(e) None of Holdco, Merger Sub or the Company are in violation of any provision of its Organizational Documents. Holdco and Merger Sub were each formed solely for the purpose of entering into and performing this Agreement and engaging in the Transactions.

Section 4.02 Authorization; Binding Agreement.

(a) Subject to the consents and other approvals described in Section 4.05 of this Agreement and obtaining each of the Holdco Shareholder Approval (as defined below) and the Merger Sub Shareholder Approval (as defined below), each of Holdco, Merger Sub and the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by each of Holdco, Merger Sub and the Company and each Ancillary Document to which each of Holdco, Merger Sub and the Company is a party and the consummation of the Transactions by each of Holdco, Merger Sub and the Company: (i) have been duly and validly authorized by the respective board of directors of Holdco and Merger Sub and the Company Board, in accordance with its respective Organizational Documents; and (ii) other than obtaining each of the Holdco Shareholder Approval and the Merger Sub Shareholder Approval, no other corporate proceedings on the part of the Company, Holdco or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by the Company, Holdco or Merger Sub and each Ancillary Document to which it is a party or to consummate the Transactions.

(c) This Agreement has been duly and validly executed and delivered by each of Holdco, Merger Sub and the Company, and assuming the due authorization, execution, delivery and performance of this Agreement by FERA, constitutes the legal, valid and binding obligation of each of Holdco, Merger Sub and the Company, enforceable against each of Holdco, Merger Sub and the Company in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally (collectively, the “Enforceability Exceptions”). When delivered, each Ancillary Document to which each of Holdco, Merger Sub or the Company, is or is required to be a party, shall be duly and validly executed and delivered by each of Holdco, Merger Sub or the Company and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal, valid and binding obligation of each of Holdco, Merger Sub and the Company, enforceable against each of Holdco, Merger Sub and the Company in accordance with its terms, subject to the Enforceability Exceptions.

(d) By resolutions duly adopted, the respective board of directors of Holdco and Merger Sub and the Company Board has, in each case: (i) determined that it is in the best interests of such Party, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which such Party is a party and the Transactions, on the terms and subject to the conditions of this Agreement and the Ancillary Documents; and (ii) authorized and approved this Agreement and the Ancillary Documents to which such Party is a party and the Transactions, on the terms and subject to the conditions of this Agreement and the Ancillary Documents.

Section 4.03 Capitalization.

(a) As of the Signing Date, there are no Equity Securities (as defined below) of the Company issued or outstanding other than the Company Shares set forth on Section 4.03(a) of the Company Disclosure Letter and included on Schedule A hereto. Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Shares, and the number of Company Shares held by each such holder as of the Signing Date. As of the Signing Date, other than the Company Shares set forth on Section 4.03(a) of the Company Disclosure Letter, the Company does not have any other issued or outstanding membership interests or other equity interests.

(b) As of the date hereof:

(i) Holdco is authorized to issue 500,000,000 Holdco Ordinary Shares, all of which are issued and outstanding and owned by the Company; and

(ii) Merger Sub is authorized to issue 500,000,000 Merger Sub Ordinary Shares (as defined below), all of which are issued and outstanding and owned by Holdco.

(c) As of the Signing Date, and immediately prior to the Merger/Exchange, all of the Equity Securities of the Company will be owned by the Shareholders. Prior to giving effect to the Transactions, all of the Equity Securities of Holdco will be owned by the Company, free and clear of any Liens, other than those Liens imposed under the Organizational Documents of Holdco, applicable securities Laws or Permitted Liens. Prior to giving effect to the Transactions, all of the Equity Securities of Merger Sub will be owned by Holdco, free and clear of any Liens other than those Liens imposed under the Organizational Documents of Merger Sub, applicable securities Laws or Permitted Liens. All of the issued and outstanding Equity Securities of the Company have been duly authorized and validly issued in accordance with applicable Laws and the Company’s Organizational Documents. The Company’s outstanding Equity Securities are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or first offer or similar rights. There are no preemptive rights, rights of first refusal or first offer or similar rights, proxies, voting rights, shareholders’ agreements, or other Contracts (as defined below), agreements or understandings, or restrictions to which the Company is a party or bound (directly or indirectly), relating to any Company Shares or other Equity Securities of the Company, including with respect to the voting or Transfer of or other interest (current, future or contingent) in the Company Shares or other Equity Securities of the Company.

(d) Except as provided for in this Agreement, including the Exchange, as a result of the consummation of the Transactions, no Equity Securities or other securities of the Company are issuable. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no Equity Securities or other securities of the Company will accelerate or become vested, exercisable, convertible or otherwise triggered.

(e) Since the Lookback Date (as defined below), no member of the Company Group has (i) declared or paid any dividends or distributions in respect of any Equity Securities of the Company, Holdco or Merger Sub or (ii) repurchased, redeemed or otherwise acquired any Equity Securities of the Company, Holdco or Merger Sub, and the respective board of directors of Holdco and Merger Sub and the Company Board has not authorized any of the foregoing.

Section 4.04 Subsidiaries.

Except for Holdco and Merger Sub, the Company does not have, and has never had, any Subsidiaries.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Assuming the truth and completeness of the representations and warranties of FERA, except for the applicable requirements, if any, of applicable Antitrust Laws (as defined below) and the Consents (as defined below) and other requirements set forth in Section 4.05(a) of the Company Disclosure Letter, the execution, delivery and performance by each member of the Company Group of this Agreement and the other Ancillary Documents to which such member of the Company Group is a party and the consummation by such member of the Company Group of the Transactions does not and will not: (i) conflict with or violate the Organizational Documents of such member of the Company Group; (ii) violate any provision of, or result in the breach of, any applicable Law to which such member of the Company Group is subject; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any material Contract of the Company Group, or terminate or result in the termination of any such Contract or result in the creation of any Lien (other than a Permitted Lien) under any such Contract upon any of the properties or assets of a member of the Company Group, or constitute an Event (as defined below) which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration of such Contract, termination or creation of a Lien (other than a Permitted Lien); or (v) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (ii), (iii), (iv) or (v) would not, individually or in the aggregate, reasonably be expected to prevent the Company Group to consummate the Transactions or would not reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of FERA contained in this Agreement, no Consent of any Governmental Authority on the part of the member of the Company Group is required to be obtained or made in connection with each of Holdco’s, Merger Sub’s and the Company’s execution, delivery and performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by each of Holdco, Merger Sub and the Company of the Transactions, other than: (i) such filings as contemplated by this Agreement; (ii) the filing of the Amended Holdco Memorandum and Articles of Association with the Register of Companies of the Cayman Islands; (iii) any filings required with the Listing Exchange (as defined below) or the SEC with respect to the Transactions; (iv) compliance with any applicable requirements of the securities Laws; (v) compliance with the applicable requirements, if any, of applicable Antitrust Laws; and (iv) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Financial Statements.

(a) The Company has made available to FERA a true and complete copy of (i) unaudited financial statements of the Company Group (including, in each case, any related notes to such financial statements), consisting of the unaudited balance sheet, statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Company Group as of and for the six (6)-month period ended June 30, 2025 (the “Company Interim Financial Statements”) and (ii) audited financial statements of the Company Group, including a balance sheet, statements of operations and comprehensive loss, stockholders’ equity and cash flows, as of and for the year ended December 31, 2024 as audited in accordance with the standards of the PCAOB (as defined below) (the “Company Year-End Financial Statements”, and collectively with the Company Interim Financial Statements, the “Financial Statements”), each of which is attached as Section 4.06 of the Company Disclosure Letter The Financial Statements (i) were prepared in accordance with IFRS (as defined below) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the dates thereof and for the periods indicated therein, provided that the Company Interim Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosures required by IFRS for complete annual financial statements.

(b) Except (i) as set forth on the face of the Financial Statements, (ii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, (iii) the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, no member of the Company Group has any Liabilities of the type required to be set forth on a balance sheet in accordance with IFRS.

(c) There are no outstanding loans or other extensions of credit made by any member of the Company Group to any executive officer (as defined in Rule 3b-7 under the Exchange Act (as defined below)) or director of the Company, Holdco or Merger Sub.

(d) Each member of the Company Group has established and maintain a system of internal controls and such internal controls that are appropriate for a company of its size, stage of development and current level of operations, which are designed to provide, in all material respects, reasonable assurance that: (i) transactions are executed in all respects in accordance with management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for each member of the Company Group’s assets. The books and records of each member of the Company Group have been maintained in the ordinary course of business, are accurate and complete in all material respects and fairly and accurately reflect the revenues, expenses, assets and liabilities of such Company Group Member in all material respects.

(e) None of Holdco, Merger Sub or the Company have identified in writing, other than as set forth on the Financial Statements, and none have received written notice from an independent auditor of: (i) any significant deficiency or material weakness in the system of internal controls utilized by any member of the Company Group; (ii) any Fraud (as defined below) that involves any member of the Company Group’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by any member of the Company Group; or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the Signing Date, no member of the Company Group has any Indebtedness (as defined below) for borrowed money except as set forth on Section 4.06(f) of the Company Disclosure Letter.

Section 4.07 Undisclosed Liabilities.

There is no liability, debt, obligation, claim or judgment of the Company Group of a type required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts (including Indebtedness), obligations, claims or judgements: (a) provided for in, or otherwise reflected or reserved for on, the Financial Statements or disclosed in the notes to the Financial Statements; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of the business of the Company Group; or (c) arising under this Agreement or incurred in connection with the Transactions. No member of the Company Group is a party to any “off-balance sheet arrangement” (as defined in Item 303 of Regulation S-K promulgated by the SEC).

Section 4.08 Absence of Certain Changes.

Except for activities conducted in connection with this Agreement and the Transactions or as set forth on Section 4.08 of the Company Disclosure Letter, since May 21, 2024 through the Signing Date: (a) there has not been any Company Material Adverse Effect; and (b) each member of the Company Group (i) has not engaged in any business or operations other than passive ownership of the Metal Stockpile (as defined below), and no action has been taken with respect to the Metal Stockpile, and (ii) has not taken any action or committed or agreed to take any action that, if taken after the Signing Date, would be prohibited by Section 6.02(c) of this Agreement.

Section 4.09 Compliance with Laws.

Since the Lookback Date, each member of the Company Group has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failure to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company Group. No written notice of violation or of non-compliance with any applicable Law has been received by the Company Group since its inception. To the Company’s Knowledge (as defined below), no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against the Company Group.

Section 4.10 Company Permits.

Since the Lookback Date, each member of the Company Group holds all material Permits (as defined below) required to own, lease and operate its assets and properties (including the Metal Stockpile) and carry on its business as it is now being conducted (collectively, the “Company Permits”). Section 4.10 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Permits held by the Company Group. Each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions. There are no Legal Proceedings (as defined below) pending or, to the Company’s Knowledge, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. The Company Group is not in default or violation of any Company Permit applicable to the Company Group except where such default or violation is not reasonably expected to be material to the Company Group. No event has occurred with respect to any of the Company Permits that permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination of any Company Permit or would result in any other impairment of the rights of the holder of any Company Permit.

Section 4.11 Litigation.

There are no, and there have been no: (a) Legal Proceedings of any nature or, to the Company’s Knowledge, threatened, against any member of the Company Group or any of their respective properties or assets (including the Metal Stockpile); (b) audits, examinations or investigations by any Governmental Authority (as defined below) or, to the Company’s Knowledge, any such audits, examinations or investigations pending or threatened, against any member of the Company Group or any of their respective properties or assets (including the Metal Stockpile), (c) pending or, to the Company’s Knowledge, threatened Legal Proceedings by any member of the Company Group against any third party; (d) settlements or similar agreements relating to or that imposed or impose any obligations or restrictions on any member of the Company Group or any of its properties or assets (including the Metal Stockpile); and (e) Orders (as defined below) imposed or, to the Company’s Knowledge, threatened to be imposed upon any member of the Company Group or any of its respective properties or assets (including the Metal Stockpile) with regard to their actions in such activities, in each case, that, individually or in the aggregate, would be material to such member of the Company Group.

Section 4.12 Contracts.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the Contracts of each member of the Company Group described in clauses (i) through (xx) below to which, as of the Signing Date, (i) are in effect or contain ongoing obligations to which any member of the Company Group is bound, and (ii) any member of the Company Group is a party or by which any of its properties or assets (including the Metal Stockpile), are bound or affected (each Contract required to be set forth on Section 4.12(a) of the Company Disclosure Letter, a “Company Contract”). True, correct, complete copies of the Company Contracts, including amendments to such Company Contracts, have been delivered or made available to FERA. The Company Contracts include:

(i) each Contract that contains covenants that limit the ability of any member of the Company Group (or purports to bind any Affiliate of the Company Group): (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide, any service or product or solicit any employee or customer, including any covenants regarding non-competition, employee and customer non-solicitation, exclusivity, rights of first refusal or most-favored pricing; or (B) to purchase or acquire an interest in any other Person;

(ii) each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) all Contracts that involve any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract based on any commodity, security, instrument, currency, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible;

(iv) all Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or Equity Securities of another Person;

(v) each Contract for the acquisition of any Person or any business division of any Person, including the purchase or sale of inventory or supplies, whether by merger, purchase or sale of stock or assets or otherwise occurring since the Lookback Date or relating to the pending or future acquisitions;

(vi) each obligation to make payments (including by issuance of securities), contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) each lease, rental agreement, installment and conditional sale agreement or other Contract that provides for the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or tangible Personal Property, in each case which calls for payments in excess of $200,000 per year (as defined below);

(viii) each Contract that, by its terms, individually or with all related Contracts, calls for aggregate payments, receipts or expenditures by the Company under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate, including purchase orders, invoices, statements of work and non-disclosure or similar agreements;

(ix) each Contract that is a collective bargaining agreement or other Contract with any labor union, works council, labor organization or other employee representative body (each, a “Labor Agreement”);

(x) all Contracts that obligate any member of the Company Group to provide continuing indemnification or a guarantee of obligations of a third party after the Signing Date;

(xi) any Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis (including directors, officers and independent contractors) (A) providing annual base compensation in excess of $100,000 or (B) restricting a member of the Company Group’s ability to terminate the employment of any Person at any time without advance notice or the engagement of such service provider at any time, in each case, without paying or providing advance notice, severance, termination or other similar payments or benefits (other than amounts required to be paid or provided by applicable Law);

(xii) any Contract that is between a member of the Company Group or any current or former Controlled Representatives of any of the foregoing that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(xiii) any Contract that obligates a member of the Company Group to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $1,000,000 annually;

(xiv) all Contracts that relate to a settlement;

(xv) all Contracts, including any grant or cooperative agreement, with any Governmental Authority, including any economic development corporation, to which a member of the Company Group is a party that involve payments by a member of the Company Group or funding from any Governmental Authority;

(xvi) any Contract: (A) that contains any assignment or license of, or any covenant not to assert or enforce, any Owned Company Intellectual Property (as defined below) material to the business of the Company Group; (B) pursuant to which any Company Intellectual Property material to the business of the Company Group is or was developed by, with or for the Company Group; or (C) pursuant to which a member of the Company Group either: (1) grants to a third Person a license, immunity or other right in or to any Company Intellectual Property material to the business of the Company Group; or (2) is granted by a third Person a license, immunity or other right in or to any Intellectual Property material to the business of the Company Group; other than, in the case of (A), (B), and (C), licenses for Off-the-Shelf Software, nonexclusive agreements to provide the Company Products, or non-disclosure Contracts entered into in the ordinary course of business;

(xvii) all Contracts involving transactions with an Affiliate or a member of the Company Group or Representatives of Family Member of any of the foregoing;

(xviii) all broker, distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Company Group;

(xix) all Acquisition/Ownership Document(s) (as defined below) (including any Contracts related to the acquisition, maintenance, security, storage or otherwise related to the Metal Stockpile) and Testing Documentation (as defined below); and

(xx) each other Contract that will be required to be filed with the Registration Statement (as defined below) under applicable SEC (as defined below) requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act (as defined below) as if a member of the Company Group was the registrant.

(b) Each Company Contract is valid, binding and enforceable in all respects against the relevant member of the Company Group and, to the Company’s Knowledge, each other party to such Company Contract, subject to the Enforceability Exceptions. Each Company Contract is in full force and effect in accordance with its terms (except, in each case, as such enforcement may be limited by the Enforceability Exceptions and except for Company Contracts that expire in accordance with their terms). No (i) member of the Company Group is in breach of or default of any material term under any Company Contract, and, to the Company’s Knowledge, no Event has occurred that with the passage of time or giving of notice or both would constitute a material breach by the relevant member of the Company Group of, material default under, or permit termination or acceleration by the other party to, any such Company Contract; (ii) party to any Company Contract has given any written notice of any such breach, default or event described in clause (i); and (iii) member of the Company Group has received written or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Contract that provides for a continuing obligation by any party to such Company Contract to terminate such Company Contract or materially amend the terms of such Company Contract, other than modifications in the ordinary course of business that do not result in a Company Material Adverse Effect.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a list of Registered Company IP. No member of the Company Group owns or licenses any Intellectual Property material to the Company other than (i) the Company Intellectual Property and (ii) Off-the-Shelf Software.

(b) No member of the Company Group is currently in receipt of any written notice with respect to any alleged infringement or violation of or by any Company Intellectual Property. There are no Legal Proceedings pending that relate to any of the Owned Company Intellectual Property and, to the Company’s Knowledge, no such Legal Proceedings are threatened by any Governmental Authority or any other Person.

(c) To the Company’s Knowledge, none of the Company Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Company Group or affects the validity, use or enforceability thereof.

(d) The Company has taken reasonable steps under the circumstances to maintain and protect all the Trade Secrets (as defined below) included in the Company Intellectual Property.

(e) To the Company’s Knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Owned Company Intellectual Property. Since the Lookback Date, no member of the Company Group has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property.

(f) The Company IT Systems and Company Data (as defined below) are in good working condition to sufficiently perform all information technology operations, are fully functional and operate in a reasonable and sufficient business manner and are reasonably sufficient in all material respects for the immediate needs of the Company Group and Company Products (as defined below). Since the Lookback Date, there has been no non-cured failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Company Group.

Section 4.14 Taxes and Returns.

(a) Each Company Group member has (i) timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by such Person (taking into account all valid extensions of time to file), and all such Tax Returns are accurate and complete in all material respects; and (ii) timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material amounts of Taxes required to be paid, collected, withheld or remitted, as the case may be, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company Group, threatened against any Company Group member by a Tax Authority in a jurisdiction where any Company Group member does not file Tax Returns regarding whether such Person is (or may be) subject to Tax or required to file a Tax Return in that jurisdiction.

(c) There are no audits, examinations, investigations or other Legal Proceedings pending against any Company Group member in respect of any Tax which remain unresolved. No Company Group member has been notified in writing of any proposed Tax claims or assessments against such Person which remain unresolved.

(d) There are no Liens with respect to any Taxes upon the Company Group’s assets, other than Permitted Liens.

(e) No Company Group member has requested (or consented) to extend (or waive) the time in which any material amount of Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No Company Group member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; or (iv) any agreement or arrangement with a Tax Authority executed prior to Closing and relating to Taxes.

(g) No Company Group member has participated in or been a party to, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or non-U.S. Law).

(h) No Company Group member is a party to (or bound by) any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Tax Authority) that will be binding on the Company Group with respect to any period (or portion of any period) following the Closing Date.

(i) No Company Group member has a permanent establishment, office or a fixed place of business in any country other than its jurisdiction of formation. No Company Group member is engaged in a trade or business in any country other than its jurisdiction of formation that subjected such Person to Tax or a requirement to file a Tax Return in such country.

Section 4.15 Real Property. No member of the Company Group leases or owns any real property or any interest in real property.

Section 4.16 Personal Property; Title to Metal Stockpile.

(a) The Company Group owns and has good and marketable title to, or a valid leasehold interest in or right to use, their respective tangible and intangible assets (excluding the Metal Stockpile) and Personal Property, free and clear of all Liens, other than Permitted Liens.

(b) Subject to Section 7.02(b), the Company is the sole legal owner, and has good, marketable and valid title, free and clear of all Liens, other than Permitted Liens, to the Metal Stockpile. Other than as set forth in Section 4.16(b) of the Company Disclosure Letter, the Metal Stockpile is currently in the sole ownership, possession and control of the Company, and no other Person has any Rights in the Metal Stockpile.

(c) As of the Signing Date, the Metal Stockpile consists of (i) 47,000 kilograms of ultrafine copper powder, purity 99.9999%; (ii) 10,004,753 meters of nickel wire, purity 99.98%; (iii) 5,000 grams of lutetium oxide, purity 99.9962%; (iv) 10,000 grams of thulium oxide, purity 99.9976%; (v) 100,000 grams of holmium oxide, purity 99.9979%; (vi) 30,000 grams of scandium oxide, purity 99.8938%; and (vii) 600,000 grams of niobium oxide, purity 99.9853%. The Metal Stockpile is located at the storage facility owned by Aero Safe GmbH and located in a bonded warehouse at Operation Center-4, CH 8302, Zurich Airport, Switzerland (“Zurich Airport”).

(d) Section 4.16(b)(i) of the Company Disclosure Letter sets forth each Person that has had or has any Rights in the Metal Stockpile commencing with the Initial Transfer and any Transfer thereafter (a “Specified Person”).

(e) The Company has provided to FERA true, correct and complete copies of all material Contracts and/or documentation, including amendments thereto, related to (A) any/all of the Metal Stockpile commencing with the Initial Transfer and any Transfer thereafter (including the transport, storage and/or security of any of the Metal Stockpile), including with respect to any Rights in the Metal Stockpile and (B) any Permits in connection with the foregoing clause (A) (individually and collectively, (A) and (B), “Acquisition/Ownership Document(s)”). Each Acquisition/Ownership Document is valid, binding and enforceable in all respects, and is in full force and effect in accordance with its terms; to the Knowledge of the Company, no party to any Acquisition/Ownership Document was or is in breach of or default thereunder, and no Event has occurred that with the passage of time or giving of notice or both would constitute a breach by any party thereto of, default under, or permit termination or acceleration by a party thereto; no party to any Acquisition/Ownership Document has given any written notice of any such breach, default or event; and the Company has not received and is not aware of any written or oral notice of an intention by any party to any such Acquisition/Ownership Document that provides for a continuing obligation by any such party thereto to terminate such Acquisition/Ownership Document or amend the terms thereof.

(f) The Company has provided to FERA true, correct and complete copies of all material Contracts, engagement letters, scopes of work, invoices, summary reports and results, and similar documentation related to the testing of the Metal Stockpile (collectively, “Testing Documentation”) generated since the Lookback Date and all Testing Documentation for any testing conducted to the Metal Stockpile prior to the time the Company acquired good, marketable and valid title to the Metal Stockpile.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company Group or relating to the Company Group or its business, properties, assets, directors, officers and employees. Copies of such insurance policies have been provided to FERA. All premiums due and payable under all such insurance policies have been timely paid and the Company Group is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect. To the Company’s Knowledge there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by any member of the Company Group. The Company Group has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Company Material Adverse Effect.

Section 4.18 Business Activities; Employees; Benefits Plan.

(a) Other than as set forth on Section 4.18(a) of the Company Disclosure Letter, since the Lookback Date, each member of the Company Group has not conducted any business activities other than activities (i) in connection with or incidental or related to its incorporation or continuing exempted company (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the Organizational Documents of each member of the Company Group, there is no Contract binding upon any member of the Company Group or to which a member of the Company Group is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of it or any of its Subsidiaries, any acquisition of property by it or any of its Subsidiaries or the conduct of business by it or any of its Subsidiaries (including, in each case, following the Closing).

(b) None of Holdco, the Company or Merger Sub has or has had any employees or any Benefit Plan.

Section 4.19 Transactions with Related Persons. Section 4.19 of the Company Disclosure Letter contains a list of each transaction or Contract to which any member of the Company Group is a party with any: (a) present or former officer or director of any member of the Company Group; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of the Company; or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. To the Company’s Knowledge, no Related Person (as defined below) or any Affiliate of a Related Person has, directly or indirectly, a present, future or contingent economic or other interest whatsoever in any Contract, property or right (tangible or intangible) with the Company (other than such Contracts that relate to any such Person’s ownership of the Company Shares or other Equity Securities of the Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Company as set forth on Section 4.19 of the Company Disclosure Letter).

Section 4.20 Certain Business Practices.

(a) None of the members of the Company Group nor, to the Company’s Knowledge, any of their respective Representatives acting on behalf such member of the Company Group, has since the Lookback Date offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; or (iii) a candidate for foreign or domestic political office; in any such case under circumstances where any member of the Company Group or, to the Company’s Knowledge, any of their respective Representatives knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any applicable Anti-Bribery Law).

(b) None of the members of the Company Group nor, to the Company’s Knowledge, any of their respective Representatives, has at any time (i) conducted or initiated or been the subject of any Legal Proceeding or internal investigation related to or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to applicable Anti-Bribery Laws, Sanctions Laws, Ex-Im Laws or Anti-Money Laundering Laws; or (ii) received any written notice, request, or citation from, or engaged in any communications (oral or, written) with, any Governmental Authority or other Person with respect to any actual or potential noncompliance with any Anti-Bribery Laws, Sanctions Laws, Ex-Im Laws or Anti-Money Laundering Laws. None of the Metal Stockpile, in whole or in part, has, to the Company’s Knowledge, at any time (including with respect to the Initial Transfer and any Transfer thereafter), (A) been the subject of or otherwise involved in any Legal Proceeding or internal investigation related to or a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to applicable Anti-Bribery Laws, Sanctions Laws, Ex-Im Laws or Anti-Money Laundering Laws; or (B) been the subject of or otherwise involved in any written notice, request, or citation from, or engaged in any communications (oral or written) with, any Governmental Authority or other Person with respect to any actual or potential noncompliance with applicable Anti-Bribery Laws, Sanctions Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(c) Each member of the Company Group, and to the Company’s Knowledge, each of their respective Representatives, is not and has not, since the Lookback Date, directly or indirectly, engaged in any activity or transaction (i) in violation of any applicable Anti-Bribery Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions Laws, (ii) that would have been a (x) violation of Anti-Bribery Laws, or Anti-Money Laundering Laws, or (y) violation Ex-Im Laws or Sanctions Laws, in each of clause (x) and (y), for a Person subject to the jurisdiction of the U.S., the European Union, any EU Member State thereof, the United Kingdom, the Cayman Islands, or Switzerland, or (iii) that caused or would otherwise reasonably be expected cause any Person (including FERA) to be in violation of any applicable Anti-Bribery Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions Laws.

(d) No member of the Company Group nor any other Specified Person, nor to the Company Group’s knowledge, any of their respective Representatives, (i) is or has been a Sanctioned Person; or (ii) currently has or has at any time had any assets located in or otherwise directly or indirectly derives or derived revenues from, or engages or engaged in investments, activities, transactions or other dealings in or with any Sanctioned Countries or Sanctioned Persons in violation of any applicable Sanctions Laws or export or import control Laws.

(e) None of the Metal Stockpile, in whole or in part, including (i) to the Company’s Knowledge, with respect to any Transfer prior to May 21, 2024 (including the Initial Transfer and any Transfer thereafter that occurred prior to May 21, 2024), and (ii) with respect to any Transfer from and after May 21, 2024, was, directly or indirectly derived from or otherwise involved in (i) criminal activity or (ii) activity or transactions (A) in violation of any applicable Anti-Bribery Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions Laws, (B) that would have been a violation of Anti-Bribery Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions Laws for a Person subject to the jurisdiction of the U.S., the European Union, any EU Member State thereof, the United Kingdom, the Cayman Islands, or Switzerland, or (C) that caused or would otherwise cause any Person (including FERA) to be in violation of any applicable Anti-Bribery Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions Laws.

(f) Each member of the Company Group has implemented and maintains in place policies and procedures related to compliance with all applicable Sanctions Laws, Ex-Im Laws, Anti-Bribery Laws and Anti-Money Laundering Laws. Each member of the Company Group shall not directly or indirectly use, lend, contribute or otherwise make available any proceeds it receives pursuant to the terms of this Agreement to any Person (i) to fund any investments, activities or transactions involving any Sanctioned Country or Sanctioned Person in violation of any Sanctions Laws; or (ii) in any manner that would cause any Person (including FERA) to be in violation of Anti-Bribery Laws, Anti-Money Laundering Laws or violation of Ex-Im Laws or Sanctions Laws.

Section 4.21 Investment Company Act.

The Company is not, and upon consummation of the Transactions will not be, registered or required to be registered as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 4.22 Finders and Brokers.

No broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Company would be liable in connection with the Transactions based upon arrangements made by the Company or any of its Affiliates.

Section 4.23 Independent Investigation.

The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of FERA. The Company acknowledges that it has been provided with adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of FERA for such purposes. In making its decision to enter into this Agreement and to consummate the Transactions, the Company has relied solely upon its own investigation and the express representations and warranties of FERA set forth in this Agreement (including the related portions of FERA Disclosure Letter), the Ancillary Documents and in any certificate delivered to the Company pursuant to this Agreement. None of FERA nor any of its Representatives has made any representation or warranty as to FERA or this Agreement, except as expressly set forth in this Agreement (including the related portions of FERA Disclosure Letter), the Ancillary Documents or in any certificate delivered to the Company pursuant to this Agreement.

Section 4.24 Information Supplied.

None of the information supplied or to be supplied by or on behalf of the Company Group or its Representatives in writing expressly for inclusion or incorporation by reference in (a) any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement and the Ancillary Documents, (b) the Proxy Statement/Registration Statement or (c) the mailings or other distributions to the FERA Shareholders with respect to the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company Group or its Representatives in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release (as defined below), the Signing Filing (as defined below), the Closing Press Release (as defined below) and the Closing Filing (as defined below) will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no member of the Company Group makes any representation, warranty or covenant with respect to any information supplied by or on behalf of FERA or any of its Affiliates.

Section 4.25 VDR and Diligence Responses.

As of the Signing Date and the Merger / Exchange Date, (a) the documents, materials and information made available to FERA and its Representatives in the virtual data room titled “Project Miotal” located at https://app.idealsvdr.com/, and (b) any written responses provided by or on behalf of the Company Group to any written due diligence requests made by FERA or its Representatives, in each case, were prepared in good faith and to the Company’s Knowledge are true and correct. The Company further represents that the virtual data room has been populated in a manner reasonably responsive to FERA’s written due diligence requests.

Section 4.26 No Additional Representations or Warranties.

Except as provided in this Article IV or in any Ancillary Document to which the Company is a party, the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to FERA or its Affiliates. No such party shall be liable in respect of the accuracy or completeness of any information provided to FERA or its Affiliates. The Company acknowledges that it or its advisors, have made their own investigation of FERA and, except as provided in Article V or in any Ancillary Document to which FERA is a party, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of FERA, the prospects (financial or otherwise) or the viability or likelihood of success of the business of FERA as conducted after the Closing, as contained in any materials provided by FERA or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article V

REPRESENTATIONS AND WARRANTIES OF FERA

Except as set forth in: (i) any FERA SEC Reports (as defined below) (excluding (a) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended to such FERA SEC Reports) filed or submitted on or prior to the Signing Date; or (ii) in the disclosure letter dated as of the Signing Date delivered by FERA to the Company (the “FERA Disclosure Letter”), FERA represents and warrants to the Company and Holdco, as of the Signing Date and as of the Closing (unless otherwise set forth below with respect to the representations and warranties which are given only as of a specific date), as follows:

Section 5.01 Organization and Standing.

FERA is an exempted company duly incorporated, validly existing and in good standing with the Registrar of Companies in the Cayman Islands. FERA has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite corporate power and authority would not, individually, or in the aggregate, be material to FERA. FERA is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a FERA Material Adverse Effect (as defined below). FERA has provided to the Company accurate and complete copies of its Organizational Documents each as amended to date and as currently in effect unless already included in or appended to the FERA SEC Reports. FERA is not in violation of any provision of its Organizational Documents.

Section 5.02 Authorization; Binding Agreement.

FERA has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the Transactions, subject to obtaining FERA Shareholder Approval and subject to Section 5.03. The execution, delivery and performance of this Agreement by FERA and each Ancillary Document to which it is a party and the consummation of the Transactions by FERA: (a) have been duly and validly authorized by the FERA Board in accordance with its Organizational Documents; and (b) other than FERA Shareholder Approval, no other corporate proceedings on the part of FERA is necessary to authorize the execution, delivery and performance of this Agreement by FERA and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by FERA and, assuming the due authorization, execution, delivery and performance of this Agreement by the Company, Holdco and Merger Sub, constitutes the legal, valid and binding obligation of FERA, enforceable against FERA in accordance with its terms, subject to the Enforceability Exceptions. When delivered, each Ancillary Document to which FERA is required to be a party shall be duly and validly executed and delivered by FERA and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal, valid and binding obligation of FERA, enforceable against FERA in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Approvals.

Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority on the part of FERA is required to be obtained or made in connection with the execution, delivery and performance by FERA of this Agreement and each Ancillary Document to which it is a party or the consummation by FERA of the Transactions, other than: (a) such filings as contemplated by this Agreement; (b) any filings required with the Listing Exchange (as defined below) or the SEC with respect to the Transactions; (c) applicable requirements, if any, of the Securities Act, the Exchange Act or any state “blue sky” securities Laws, and the rules and regulations under the Securities Act, the Exchange Act or any state “blue sky” securities Laws; (d) applicable requirements, if any, of the HSR Act (as defined below) or other Antitrust Laws; (e) applicable requirements, if any, under any applicable foreign securities Laws; and (f) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a FERA Material Adverse Effect.

Section 5.04 Non-Contravention.

Assuming the truth and completeness of the representations and warranties of the Company, the execution, delivery and performance by FERA of this Agreement and each Ancillary Document to which it is a party, the consummation by FERA of the Transactions, and compliance by FERA with any of the provisions those documents, do not and will not: (a) conflict with or violate any provision of FERA’s Organizational Documents; (b) violate any provision of, or result in the breach of, any applicable Law to which FERA is subject or by which any property or asset of FERA is bound; (c) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any material Contract of FERA, or terminate or result in the termination of any material Contract of FERA, or result in the creation of any Lien (other than a Permitted Lien) under any material Contract of FERA upon any of the properties or assets of FERA, or constitute an Event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (d) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b), (c) or (d) would not, individually or in the aggregate, reasonably be expected to prevent FERA to consummate the Transactions or would not reasonably be expected to have a FERA Material Adverse Effect.

Section 5.05 Capitalization.

(a) The authorized share capital of FERA consists of 500,000,000 FERA Class A Ordinary Shares, 50,000,000 FERA Class B Ordinary Shares and 5,000,000 FERA Preferred Shares (as defined below). As of the Signing Date, (i) 23,600,000 FERA Class A Ordinary Shares are issued and outstanding (ii) 7,666,667 FERA Class B Ordinary Shares are issued and outstanding, and (iii) no FERA Preferred Shares are issued and outstanding. All outstanding FERA Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. The outstanding FERA Ordinary Shares are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, FERA’s Organizational Documents or any Contract to which FERA is a party. None of the outstanding FERA Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) As of the Signing Date, each (i) FERA Unit consists of one FERA Class A Ordinary Share and the right to receive one-tenth (1/10th) of one FERA Class A Ordinary Share and (ii) FERA Private Placement Unit consists of one FERA Class A Ordinary Share and the right to receive one-tenth (1/10th) of one FERA Class A Ordinary Share. As of March 3, 2025, (x) 23,000,000 FERA Units and (y) 600,000 FERA Private Placement Units, consisting of 380,000 Sponsor Held Private Placement Units (as defined below) and 220,000 Cantor Held Private Placement Units (as defined below), were issued. All outstanding FERA Units and FERA Private Placement Units are duly authorized, validly issued, fully paid and non-assessable. The outstanding FERA Units and FERA Private Placement Units are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, FERA’s Organizational Documents or any Contract to which FERA is a party. None of the outstanding FERA Units or FERA Private Placement Units have been issued in violation of any applicable securities Laws.

(c) Other than the Redemption (as defined below) or as expressly set forth in this Agreement, there are no outstanding obligations of FERA to repurchase, redeem or otherwise acquire any shares of FERA or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which FERA is a party with respect to the voting of any shares of FERA.

(d) All Indebtedness of FERA as of the Signing Date is disclosed on Section 5.05(d) of the FERA Disclosure Letter. No Indebtedness of FERA contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by such Persons; or (iii) the ability of such Persons to grant any Lien on its properties or assets.

(e) Since the date of incorporation of FERA, and as otherwise contemplated by this Agreement, FERA has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares. FERA Board has not authorized any of the foregoing.

Section 5.06 SEC Filings and FERA Financials; Internal Controls.

(a) FERA has timely filed or furnished all statements, forms, reports, schedules and other documents, including any exhibits thereto, required to be filed or furnished by it prior to the Signing Date with the SEC pursuant to Federal Securities Laws (as defined below) since its IPO (as defined below) (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “FERA SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports, schedules and other documents, including any exhibits thereto, required to be filed or furnished by it subsequent to the Signing Date with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement/Registration Statement, the “Additional FERA SEC Reports”). Each of the FERA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional FERA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act (as defined below) and any rules and regulations promulgated thereunder) applicable to the FERA SEC Reports or the Additional FERA SEC Reports (for purposes of the Additional FERA SEC Reports, assuming that the representation and warranty set forth in Section 4.24 of this Agreement is true and correct in all respects with respect to all information supplied by or on behalf of the Company Group expressly for inclusion or incorporation by reference therein). As of their respective effective dates (in the case of FERA SEC Reports and Additional FERA SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and their respective dates of filing with the SEC (in the case of all other FERA SEC Reports and Additional FERA SEC Reports), the FERA SEC Reports did not, and the Additional FERA SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional FERA SEC Reports, assuming that the representation and warranty set forth in Section 4.24 of this Agreement is true and correct in all respects with respect to all information supplied by or on behalf of the Company Group expressly for inclusion or incorporation by reference therein). As of the Signing Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the FERA SEC Reports. Each director and executive officer of FERA has filed with the SEC on a timely basis all documents required with respect to FERA by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) The FERA SEC Reports contain true and complete copies of the applicable FERA Financial Statements. The FERA Financial Statements and notes (i) fairly present in all material respects the financial position of FERA as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material)), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material)), (iii) in the case of the audited FERA Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with GAAP and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) FERA has no off-balance sheet arrangements that are not disclosed in the FERA SEC Reports. No financial statements other than those of FERA are required by GAAP to be included in the consolidated financial statements of FERA.

(d) The issued and outstanding FERA Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FERAU.” The issued and outstanding FERA Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FERA.” The issued and outstanding FERA Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FERAR.” FERA is a listed company in good standing with Nasdaq. Since the consummation of the IPO, FERA has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no Legal Proceeding pending or, to FERA’s Knowledge, threatened, against FERA by Nasdaq or the SEC with respect to: (i) deregistering the FERA Units; (ii) deregistering the FERA Class A Ordinary Shares; (iii) deregistering the FERA Rights; or (iv) terminating the listing of FERA on Nasdaq. None of FERA or any of its Affiliates has taken any action in an attempt to terminate the registration of the FERA Units, the FERA Class A Ordinary Shares or the FERA Rights under the Exchange Act.

(e) Except as where FERA is not required in reliance on exemptions from various reporting requirements by virtue of FERA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) FERA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of FERA’s financial reporting and the preparation of FERA’s financial statements for external purposes in accordance with GAAP and (ii) FERA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to FERA and other material information required to be disclosed by FERA in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to FERA’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting FERA’s principal executive officer and principal financial officer to material information required to be included in FERA’s periodic reports required under the Exchange Act.

(f) FERA has not identified in writing and has not received written notice from an independent auditor of: (i) any significant deficiency or material weakness in the system of internal controls utilized by FERA; (ii) any Fraud that involves FERA’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by FERA; or (iii) any claim or allegation regarding any of the foregoing.

(g) FERA has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for FERA’s assets. FERA maintains and, for all periods covered by the FERA Financial Statements, has maintained, books and records of FERA in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of FERA in all material respects.

Section 5.07 Absence of Certain Changes.

As of the Signing Date and since the date of its formation: (a) there has not been any FERA Material Adverse Effect and (b) FERA has (i) conducted no business other than as is or was incidental to its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination (as defined below) as described in the IPO Prospectus (as defined below) (including the investigation of the Company and the negotiation and execution of agreements related to a Business Combination, including this Agreement) and related activities, and (ii) not taken any action or committed or agreed to take any action that, if taken after the Signing Date, would be prohibited by Section 7.03 of this Agreement.

Section 5.08 Undisclosed Liabilities.

Except for any fees and expenses payable by FERA as a result of or in connection with the consummation of the Transactions as set forth on Section 5.08 of the FERA Disclosure Letter (which shall contain estimates of such fees and expenses as of the date hereof), there is no material liability, debt, obligation, claim or judgment against FERA except for liabilities and obligations: (i) reflected or reserved for on the financial statements or disclosed in the notes to such financial statements included in FERA SEC Reports; or (ii) that have arisen since the date of the most recent balance sheet included in FERA SEC Reports in the ordinary course of business of FERA.

Section 5.09 Compliance with Laws.

Since its inception, FERA has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to FERA. No written notice of violation or of non-compliance with any applicable Law has been received by FERA since its inception. To FERA’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against FERA.

Section 5.10 Legal Proceedings; Orders; Permits.

There is no Legal Proceeding pending or, to FERA’s Knowledge, threatened to which FERA is subject that would reasonably be expected to have a FERA Material Adverse Effect or that would have a material adverse effect on the ability of FERA to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that FERA has pending against any other Person. FERA is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. FERA holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties (including the Metal Stockpile), all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a FERA Material Adverse Effect.

Section 5.11 Taxes and Returns.

(a) FERA has (i) timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to have been filed by FERA (taking into account all valid extensions of time to file), and all such Tax Returns are accurate and complete in all material respects; and (ii) timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material amounts of Taxes required to be paid, collected, withheld or remitted, as the case may be, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) There is no Legal Proceeding currently pending or, to FERA’s Knowledge, threatened against FERA by a Tax Authority in a jurisdiction where FERA does not file Tax Returns regarding whether FERA is (or may be) subject to Tax or required to file a Tax Return in that jurisdiction.

(c) There are no audits, examinations, investigations or other Legal Proceedings pending against FERA in respect of any Tax which remain unresolved. FERA has not been notified in writing of any proposed Tax claims or assessments against FERA which remain unresolved.

(d) There are no Liens with respect to any Taxes upon FERA’s assets, other than Permitted Liens.

(e) FERA has not requested (or consented) to extend (or waive) the time in which any material amount of Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) FERA will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; or (iv) any agreement or arrangement with a Tax Authority executed prior to Closing and relating to Taxes.

(g) FERA is not a party to (or bound by) any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Tax Authority) that will be binding on FERA with respect to any period (or portion of any period) following the Closing Date.

(h) FERA has not participated in or been a party to, or sold, distributed or otherwise promoted, any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or non-U.S. Law).

(i) FERA does not have a permanent establishment, office or a fixed place of business in any country other than its jurisdiction of formation. FERA is not engaged in a trade or business in any country other than its jurisdiction of formation that subjected FERA to Tax or a requirement to file a Tax Return in such country.

Section 5.12 Properties.

FERA does not own, license or otherwise have any right, title or interest in any material Intellectual Property. FERA does not own or lease any real property or any interest in real property or material Personal Property.

Section 5.13 Investment Company Act.

FERA is not registered or required to be registered as an “investment company,” within the meaning of the Investment Company Act.

Section 5.14 Trust Account.

As of the Signing Date, FERA has at least $231,759,093 in the Trust Account (as defined below). Trust Account funds are held in cash or invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Trust Agreement (as defined below). Whether written or unwritten, express or implied, there are no separate Contracts, side letters or other arrangements or understandings that would cause the description of the Trust Agreement in FERA SEC Reports to be inaccurate or that would entitle any Person (other than FERA Shareholders who shall have properly elected to redeem their FERA Public Shares pursuant to FERA’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to (x) pay Taxes solely as required by any applicable Tax Authority and as permitted under the Trust Agreement and (y) pay payments with respect to the redemption of FERA Public Shares properly submitted (a) in connection with a shareholder vote to amend FERA’s Organizational Documents to: (i) modify the substance or timing of its obligation to allow redemption in connection with a Business Combination or the redemption of 100% of its FERA Public Shares if it does not consummate a Business Combination by the Business Combination Deadline (as defined below); or (ii) with respect to any other material provisions related to the rights of holders of FERA Class A Ordinary Shares or (b) if FERA has not consummated an initial Business Combination by the Business Combination Deadline. The Trust Agreement has not been amended or modified and is a valid and binding obligation of FERA. The Trust Account is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to FERA’s Knowledge, threatened with respect to the Trust Account. FERA has performed all material obligations required to be performed by it to date under the Trust Agreement. FERA is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement. No Event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of FERA to dissolve or liquidate pursuant to FERA’s Organizational Documents shall terminate. As of the Closing, FERA shall have no obligation whatsoever pursuant to FERA’s Organizational Documents to dissolve and liquidate the assets of FERA by reason of the consummation of the Transactions. To FERA’s Knowledge, as of the Signing Date, following the Closing, no FERA Shareholder shall be entitled in its capacity as a FERA Shareholder to receive any amount from the Trust Account except to the extent such FERA Shareholder is exercising their option to redeem FERA Public Shares in connection with the Redemption. As of the Signing Date, assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the compliance by the Company with its obligations under this Agreement, FERA does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FERA on the Closing Date.

Section 5.15 Finders and Brokers.

Except as reflected on Section 5.15 of the FERA Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which FERA would be liable in connection with the Transactions based upon arrangements made by FERA or any of its Affiliates.

Section 5.16 Certain Business Practices.

(a) FERA has not, or, to FERA’s Knowledge, any of its officers, directors, employees, any other of their Representatives acting on the behalf of FERA has not, since FERA’s formation, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where FERA, or FERA’s Representative knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). Since the date of its formation, FERA has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. Since the date of its formation, FERA has not received any written notice, request or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. FERA has instituted, maintains and enforces policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of FERA are and, since the date of its formation have been conducted at all times in compliance with Sanctions Laws, Ex-Im Laws and Anti-Money Laundering Laws in all relevant jurisdictions and the rules and regulations under such Laws, in all material respects. No Legal Proceeding involving FERA with respect to any of the foregoing is pending or, to FERA’s Knowledge, threatened.

(c) FERA has not, or any of its officers, directors, or employees, nor, to FERA’s Knowledge, any other of its Representatives acting on behalf of FERA, is or has, since the date of FERA’s formation, been: (i) a Sanctioned Person; or (ii) in violation of economic Sanctions Laws or export or import control Laws.

Section 5.17 Insurance.

Section 5.17 of the FERA Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by FERA or relating to FERA or its business, properties, assets, directors, officers and employees. Copies of such insurance policies have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and FERA is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect. To FERA’s Knowledge there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by FERA. FERA has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a FERA Material Adverse Effect.

Section 5.18 Information Supplied.

None of the information supplied or to be supplied by or on behalf of FERA or its Representatives in writing expressly for inclusion or incorporation by reference in (a) any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement and the Ancillary Documents, (b) the Proxy Statement/Registration Statement or (c) the mailings or other distributions to FERA Shareholders with respect to the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of FERA or its Representatives in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, FERA makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company Group or any of their respective Affiliates.

Section 5.19 Independent Investigation.

FERA has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, Holdco and Merger Sub. FERA acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company, Holdco and Merger Sub for such purposes. In making its decision to enter into this Agreement and to consummate the Transactions, FERA has relied solely upon: (a) its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to FERA pursuant to this Agreement; and (b) the information provided by or on behalf of the Company for the Registration Statement. Neither the Company nor its Representatives have made any representation or warranty as to the Company or this Agreement, except as: (i) expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter) or in any certificate delivered to FERA pursuant to this Agreement; or (ii) with respect to the information provided by or on behalf of the Company for the Registration Statement.

Section 5.20 Employees; Benefit Plans.

FERA does not or has not had any employees. FERA does not maintain, or has in the past maintained, any Benefit Plan or has any liability with respect to any Benefit Plan.

Section 5.21 Transactions with FERA Related Persons.

Section 5.21 of the FERA Disclosure Letter contains a list of each transaction or Contract to which FERA is a party with any: (a) present or former officer or director of any of FERA; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of FERA; or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. To FERA’s Knowledge, no FERA Related Person (as defined below) or any Affiliate of a FERA Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with FERA (other than such Contracts that relate to any such Person’s ownership of the Equity Securities of FERA).

Section 5.22 No Additional Representations or Warranties.

Except as provided in this Article V or in any Ancillary Document to which FERA is a party, FERA nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other party or its Affiliates. No such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. FERA acknowledges that it or its advisors, have made their own investigation of the Company Group and, except as provided in Article IV or in any Ancillary Document to which the Company is a party, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company Group as conducted after the Closing, as contained in any materials provided by the Company Group or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI

COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 of this Agreement and the Closing (the “Interim Period”), subject to Section 6.17 of this Agreement, the Company shall give, shall cause its respective directors, officers, managers and employees (collectively, “Controlled Representatives”) to give, and shall direct its non-Controlled Representatives to give, FERA and its Representatives, upon their reasonable request, reasonable access to all offices and other facilities and to all officers, managers, properties (excluding the Metal Stockpile, except as described below), Contracts, agreements, commitments, books and records, financial and operating data and other financial information (including Tax Returns), of or pertaining to the Company Group, as FERA or its Representatives may reasonably request regarding the Company Group and their respective businesses, assets (excluding the Metal Stockpile, except as described below), Liabilities, financial condition, prospects, operations, management and employees in connection with the Transactions. The Company shall cause each of its Controlled Representatives to reasonably cooperate with, and shall direct its non-Controlled Representatives to reasonably cooperate with, FERA and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. FERA and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries or Representatives. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to FERA or any of its Representatives any information if and to the extent doing so would (i) violate any Law, or confidentiality obligation, to which the Company Group is subject or (ii) jeopardize protections afforded to the Company Group under the attorney-client privilege or the attorney work product doctrine. The Company shall not be required to provide, or cause to be provided, to FERA or any of its Representatives any information if the Company Group, on the one hand, and FERA or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated under this Agreement to permit FERA or any of its Representatives to (i) access the Metal Stockpile or take any other action with respect thereto or (ii) conduct any invasive, intrusive or subsurface sampling or testing of any materials or media at the properties of the Company; provided, however, that following the execution and delivery of this Agreement and by no later than the day prior to the Closing Date, FERA shall be permitted reasonable access, in no more than two instances, to conduct a testing of the Metal Stockpile prior to Closing and, any additional visits reasonably requested and mutually agreed between FERA and the Company solely for purposes of visual confirmation of the Metal Stockpile. Any such visit or testing (v) shall be coordinated with the Company reasonably in advance and be at a reasonable time during normal business hours, shall not unreasonably interfere with the business or operations of the Company, (w) shall occur in the presence of at least one (1) Representative of the Company, and (x) shall be conducted at FERA’s sole cost and expense. In the case of testing of the Metal Stockpile, such testing shall be performed by a mutually agreed independent third party in accordance with the standards and methodology set forth in Exhibit F (the “Independent Metal Testing”), for the purpose of confirming that the Metal Stockpile is, in all material respects, in the same condition as reflected in the benchmark results set forth in Exhibit F. FERA shall, and shall cause any independent third party conducting such testing, to reasonably cooperate with the Company during each visit to the Metal Stockpile. FERA shall indemnify, defend, protect and hold harmless the Company from and against all losses, liabilities, damages, claims, costs and expenses arising out of or incurred as a result of such testing, sampling or inspection conducted by or on behalf of FERA, unless any such losses, liabilities, damages, claims, costs or expenses are the result of the gross negligence, willful misconduct or bad faith of the Company Group.

(b) During the Interim Period, subject to Section 6.17 of this Agreement, FERA shall give, shall cause its Controlled Representatives to give, and shall direct its non-Controlled Representatives to give, the Company and its Representatives, upon their reasonable request, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other financial information (including Tax Returns), of or pertaining to FERA or its Subsidiaries, as the Company or its Representatives may reasonably request regarding FERA, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management and employees in connection with the Transactions. FERA shall cause each of FERA’s Controlled Representatives to reasonably cooperate with, and shall direct its non-Controlled Representatives to reasonably cooperate with, the Company and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of FERA or any of its Representatives. Notwithstanding the foregoing, FERA shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information if and to the extent doing so would: (i) violate any Law to which FERA is subject; or (ii) jeopardize protections afforded to FERA under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) and (ii) in the preceding sentence, FERA shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine or Law. FERA shall not be required to provide, or cause to be provided, to Company or any of its Representatives any information if FERA, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation.

(c) During the Interim Period, each of the Company, Holdco, Merger Sub and FERA shall, and shall cause their respective Controlled Representatives, and shall direct their non-Controlled Representatives, to:

(i) reasonably cooperate in a timely manner in connection with any financing arrangement to which the Parties (other than the Shareholders), mutually agree to seek in connection with the Transactions (including any Equity PIPE), including: (A) by providing such reasonable information and assistance as the other Party (other than the Shareholders), may reasonably request; (B) granting such reasonable access to the other Party (other than the Shareholders) or the Company, on the one hand, or FERA, on the other hand, and their respective Representatives as may be reasonably necessary for their due diligence; (C) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts; and (D) negotiating any required additional documents, including any investor subscription agreements. Such cooperation shall include direct contact between senior management and other Representatives of the Company at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, FERA or their respective Subsidiaries or Representatives; and

(ii) use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate any Equity PIPE, including any actions contemplated by any investor subscription agreement.

(iii) the foregoing cooperation shall include, among other things, that FERA continues to engage the Placement Agent, at FERA’s expense, to continue the private placement process pursuant to the terms existing as of the Signing Date, and reasonably cooperate in a timely manner with the Placement Agent to solicit and secure any Equity PIPE.

Section 6.02 Conduct of Business of the Company Group.

(a) During the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) in connection with any Equity PIPE (as defined below), (iii) as required by applicable Law, (iv) as set forth on Section 6.02(a) of the Company Disclosure Letter, (v) to the extent not prohibited by the terms of this Agreement, or (vi) as consented to in writing by FERA, the Company Group shall use commercially reasonable efforts to: (A) conduct its business, in all material respects, in the ordinary course of business consistent with past practice; (B) comply in all respects with all Laws applicable to the Company Group and its business and assets, including Sanctions Laws, Ex-Im Laws, Anti-Bribery Laws and Anti-Money Laundering Laws; and (C) preserve intact, in all material respects, its business organization.

(b) Notwithstanding anything to the contrary in Section 6.02(a) or (c), or Section 6.07, of this Agreement, during the Interim Period, the Company may consummate one or more sales or dispositions from the Metal Stockpile, on pricing and terms acceptable to the Company (which may include in-kind consideration, including equity or convertible securities (“In-Kind Transaction”)) (the “Stockpile Sales”), and the Company shall use its commercially reasonable efforts to consummate Stockpile Sales with aggregate proceeds (or value in the case of in-kind consideration, equity or convertible securities) of at least $50,000,000 (the “Min Stockpile Sales”); provided, however, that (i) the Company shall consult with FERA prior to consummating any such Stockpile Sales and shall consider in good faith the views expressed by FERA (it being understood that, subject to the foregoing consultation requirement, the Company shall retain sole discretion with respect to whether to consummate any such Stockpile Sales), (ii) any In-Kind Transaction shall, to the extent such In-Kind Transaction is counted toward satisfaction of the Min Stockpile Sales, be subject to FERA’s prior written consent, and, to the extent not counted toward satisfaction of the Min Stockpile Sales, be subject to FERA’s prior written consent not to be unreasonably withheld, conditioned or delayed, and (iii) any and all Stockpile Sales shall be effected in good faith as a bona fide arm’s-length transaction between the Company and an unrelated, third-party purchaser acting independently and in its own interest.

(c) Without limiting Section 6.02(a) of this Agreement and (i) except as contemplated by the terms of this Agreement or the Ancillary Documents, (ii) as required by applicable Law, (iii) to the extent not prohibited by the terms of this Agreement, (iv) as consented to in writing by FERA (such consent not to be unreasonably withheld, conditioned or delayed), or (v) as set forth on Section 6.02(c) of the Company Disclosure Letter, during the Interim Period, the Company shall not, and shall cause Holdco and Merger Sub to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its Equity Securities and any other equity-based awards;

(iii) engage in any hedging transaction with a third person with respect to any Equity Securities of the Company;

(iv) (A) repurchase, subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or other Equity Securities, (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its shares or other Equity Securities, or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities, except with respect to the Merger/Exchange;

(v) voluntarily incur liabilities or obligations in excess of $500,000 individually, or $1,000,000 in the aggregate, except for operating expenses in the ordinary course and reasonable costs related to the Transactions or to any Stockpile Sales;

(vi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;

(vii) except as otherwise (A) required by Law, or (B) in the ordinary course of business consistent with past practice, (1) grant any severance, retention, change in control or termination or similar pay; (2) terminate, adopt, enter into, or modify or amend or grant any new awards under any Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Benefit Plan if in effect as of the Signing Date; (3) issue or grant any options, profits interests, phantom units or any other equity or equity-linked awards; (4) grant or announce any increase in the compensation or benefits of any current or former employee, officer, or director; (5) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries; (6) hire or engage any employees with an annual base salary in excess of $500,000 or aggregate base salaries of all such hired employees of $2,000,000; or (7) waive or release any restrictive covenants applying to any current or former employee or other industrial service provider;

(viii) enter into, amend, modify, negotiate, terminate or extend any Labor Agreement, and Benefit Plan or recognize or certify any labor union, works council, labor organization or group of employees of the Company as the bargaining representative for any employees of the Company;

(ix) (A) make, change or rescind any material election relating to Taxes (other than elections consistent with the Company’s past practice); (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Income Tax or other material Tax Return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (G) enter into any agreement or arrangement with any Governmental Authority with respect to Taxes, in each case except as required by applicable Law;

(x) (A) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company Group in or to any Owned Company Intellectual Property material to the business of the Company (other than under nonexclusive agreements to provide the Company Products to customers entered into, amended, extended, or modified in the ordinary course of business consistent with past practice); (B) otherwise amend or modify, permit to lapse or fail to preserve any Owned Company Intellectual Property material to the business of the Company; (C) disclose, divulge, furnish to or make accessible any material Trade Secrets constituting Owned Company Intellectual Property and other Company Intellectual Property for which it has an obligation of confidentiality to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality of such material Trade Secrets constituting Company Intellectual Property; or (D) include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Owned Company Software any Open Source Software;

(xi) (A) terminate, waive any provisions of, amend or assign any Company Contract; or (B) enter into any Contract, other than in the ordinary course and consistent with past practice, that would be a Company Contract;

(xii) establish any Subsidiary or enter into any new line of business;

(xiii) (A) fail to use commercially reasonable efforts to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, properties, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect; or (B) terminate without replacement or amend in a manner materially detrimental to the Company, any insurance policy insuring the Company;

(xiv) make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS;

(xv) waive, release, assign, settle or compromise any Legal Proceeding (except in the context of any Legal Proceeding between the Company Group, on the one hand, and FERA, on the other hand), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate);

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (A) any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization; or (B) any material amount of assets outside the ordinary course of business;

(xvii) other than capital expenditures as reflected in the Company’s capital staging scenario previously provided to FERA, make individual capital expenditures in excess of $100,000;

(xviii) (A) other than in the ordinary course of business, fail to pay within a reasonable amount of time following the time due and payable, amounts of accounts payable (other than any account payable that is, at such time, subject to a bona fide dispute); or (B) other than in the ordinary course of business, fail to use commercially reasonable efforts to collect within a reasonable amount of time following the time due, discount or otherwise reduce any account receivable, in each case, in a manner that would reasonably be expected to materially reduce the Company’s working capital;

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations) or otherwise dispose of any portion of its tangible properties, assets or rights;

(xxi) other than the Transactions, enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xxiii) (A) limit the right of the Company to: (1) engage in any line of business; (2) operate in any geographic area; (3) develop, market or sell products or services; or (4) compete with any Person; or (B) grant any exclusive or similar rights to any Person, in each case;

(xxiv) take any action, or intentionally fail to take any action, that would reasonably be expected to materially delay or impair the satisfaction of the conditions set forth in Article VIII or that would impede the Transactions or the transactions contemplated in any Ancillary Document; or

(xxv) authorize or agree to do any of the foregoing actions.

Section 6.03 Conduct of Business of FERA.

(a) During the Interim Period, (i) except as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law, (iii) as set forth on Section 6.03(a) of the FERA Disclosure Letter, (iv) to the extent not prohibited by the terms of this Agreement, or (v) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), FERA shall use commercially reasonable efforts to: (A) conduct its business, in all material respects, in the ordinary course of business; (B) comply in all material respects with all Laws applicable to FERA and its businesses, assets and employees; and (C) preserve intact, in all material respects, its business organizations.

(b) Without limiting Section 6.03(a) of this Agreement and (i) except as contemplated by the terms of this Agreement or the Ancillary Documents, (ii) as required by applicable Law, (iii) to the extent not prohibited by the terms of this Agreement, or (iv) as set forth on Section 6.03(b) of the FERA Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), FERA shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) other than in connection with a conversion of the Working Capital Loans (as defined below) or any Equity PIPE, (A) authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its Equity Securities or other security interests of any class and any other equity-based awards; or (B) engage in any hedging transaction with a third Person with respect to such securities;

(iii) (A) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or other Equity Securities; (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its shares or other Equity Securities; or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise and including Working Capital Loans) in excess of $5,000,000 in the aggregate; (B) make a loan or advance to or investment in any third party; or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Income Tax or other material Tax Return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (G) enter into any agreement or arrangement with any Governmental Authority with respect to Taxes, in each case except as required by applicable Law;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to FERA;

(vii) terminate, waive or assign any material right under any material Contract of FERA;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations, properties and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP (as defined below) or PCAOB standards;

(xii) waive, release, assign, settle or compromise any claim, action, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, FERA or its Subsidiary) not in excess of $50,000 (individually or in the aggregate);

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 in the aggregate (excluding the incurrence of any expenses) other than (A) pursuant to the terms of a Contract in existence as of the Signing Date; (B) Working Capital Loans (subject to Section 6.03(b)(iv) of this Agreement above); or (C) in accordance with the terms of this Section 6.03 of this Agreement during the Interim Period incurred in connection with its performance of its obligations under, or as otherwise as contemplated by, this Agreement;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of FERA;

(xix) take any action that would reasonably be expected to materially delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of FERA;

(xxi) take any action, or intentionally fail to take any action, that would reasonably be expected to delay or impair the satisfaction of the conditions set forth in Article VIII or that would impede the Transactions; or

(xxii) authorize or agree to do any of the foregoing actions.

Section 6.04 Additional Financial Information.

(a) From the date hereof until the Effective Time, the Company shall deliver to FERA, as promptly as reasonably practicable, such audited and unaudited financial statements of the Company and any of its predecessors and subsidiaries as are required to be included in the Proxy Statement/Registration Statement (including any amendment or supplement thereto) under the Securities Act and the applicable rules and regulations of the SEC (including Regulation S-X), in order to (i) maintain the effectiveness of the Registration Statement and (ii) permit the delivery of the Proxy Statement to the FERA Shareholders; provided, that in no event shall the Company deliver any such financial statements later than the date which is three (3) Business Days prior to the Filing Deadline. Upon delivery of any such financial statements, the representations and warranties set forth in Section 4.06(a) shall be deemed to apply to such financial statements with the same force and effect as if made as of the Signing Date. Such financial statements shall: (i) be prepared in accordance with IFRS, consistently applied throughout the periods presented (except as may be indicated in the notes thereto); (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates and for the respective periods presented; (iii) be derived from and accurately reflect, in all material respects, the books and records of the Company; (iv) in the case of audited annual financial statements, be audited in accordance with the standards of the PCAOB; and (v) in the case of interim financial statements, be subject to normal year-end adjustments and not contain all footnote disclosures required by IFRS for complete annual financial statements.

(b) During the Interim Period, the Company shall use its commercially reasonable efforts: (i) to assist, upon advance written notice, during normal business hours and in a manner so as to not unreasonably interfere with the normal operation of the Company, FERA in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement/Registration Statement, the Current Report on Form 8-K pursuant to the Exchange Act and any other filings to be made by the Company or FERA with the SEC in connection with the Transactions, including, management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K under the Securities Act as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions (including customary pro forma financial information); and (ii) to obtain the consents of its auditors as may be required by applicable Law or required or requested by the SEC.

(c) The Company’s use of commercially reasonable efforts pursuant to this Section 6.04 of this Agreement shall include the incurrence of reasonable fees, costs and expenses that may be required in order to timely comply with the Company’s obligations to deliver the financial statements and related information pursuant to this Section 6.04(c) of this Agreement.

Section 6.05 FERA Public Filings.

During the Interim Period, FERA shall use its commercially reasonable efforts to keep current all of its public filings with the SEC and otherwise comply in all material respects with Federal Securities Laws. During the Interim Period, FERA shall use its commercially reasonable efforts prior to the Closing to maintain the listing of FERA Class A Ordinary Shares, FERA Rights and FERA Units on the Listing Exchange. FERA’s use of commercially reasonable efforts pursuant to this Section 6.05 shall include the incurrence of reasonable fees, costs and expenses that may be required in order to timely comply with FERA’s obligations pursuant to this Section 6.05.

Section 6.06 Nasdaq Listing.

Each of the Company and FERA shall take all actions necessary or reasonably necessary to cause: (a) Holdco’s initial listing application with Nasdaq (as defined below) in connection with the Transactions to have been approved; (b) FERA to satisfy all applicable continuing listing requirements of Nasdaq and Holdco to satisfy all applicable initial listing requirements of Nasdaq; and (c) the Holdco Ordinary Shares issuable in accordance with this Agreement and the Ancillary Documents, including the Merger/Exchange, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the Signing Date, and in any event prior to the Merger Effective Time.

Section 6.07 No Solicitation.

(a) Subject to Section 6.07(c), during the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, shall cause its respective Controlled Representatives not to, and shall direct its respective non-Controlled Representatives not to, without the prior written consent of the other Party, directly or indirectly: (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage, any Acquisition Proposal (as defined below); (ii) furnish any non-public information to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage, encourage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or arrangement related to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal; (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; (vii) otherwise encourage, facilitate or cooperate in any way with any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction (as defined below); (viii) enter into any agreement, arrangement or understanding that would reasonably be expected to adversely affect the ability of the Parties or their respective Affiliates to consummate the Transaction in a timely manner; (ix)  prepare or take any steps in connection with a public offering of any securities (or any Affiliate or successor of such Party), other than in connection with the Transactions, including any Equity PIPE; or (x) agree or otherwise commit to enter into or engage in any of the foregoing.

(b) Subject to Section 6.07(c), each Party as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or, to its Knowledge, any of its Controlled Representatives of: (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal; (ii) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal; and (iii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions of such Acquisition Proposal (including a copy of such Acquisition Proposal if in writing or a written summary of such Acquisition Proposal, if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its respective Controlled Representatives to, and shall direct its respective non-Controlled Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal. During the Interim Period, each Party shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(c) Notwithstanding anything in this Agreement to the contrary, including this Section 6.07(c), none of the provisions of this Section 6.07 shall apply to any Stockpile Sales, or the arrangements, efforts or undertakings to effect any Stockpile Sales.

Section 6.08 No Trading.

The Company is aware and acknowledges and agrees that the Company’s Affiliates are aware and each of their respective Representatives are aware or, upon receipt of any material nonpublic information of FERA, will be advised, of the restrictions imposed by Federal Securities Laws on a Person possessing material nonpublic information about a publicly traded company.

Section 6.09 Notification of Certain Matters.

(a) During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates or their respective Representatives: (a) receives any written notice or other written communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions; or (ii) any non-compliance with any Sanctions Laws, Ex-Im Laws, Anti-Bribery Laws and Anti-Money Laundering Laws or any other Law by such Party or its Representatives; (b) receives any notice or other communication from any Governmental Authority in connection with the Metal Stockpile or the Transactions; (c) becomes aware of the commencement or threat of any Legal Proceeding against a Party or any of its Affiliates, or any of their respective properties or assets (including the Metal Stockpile), with respect to the consummation of the Transactions or (d) receives any written notice or other written communication from any Person asserting or alleging a Lien or adverse claim asserted or threatened against the Metal Stockpile or any interest therein, or otherwise questioning, disputing or challenging the Company’s right, title or interest in or to the Metal Stockpile. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (x) any of the conditions to the Closing have been satisfied; or (y) any of the representations, warranties or covenants contained in this Agreement have been breached.

(b) If prior to the Closing a third party (including any Governmental Authority) brings, or to any Party’s knowledge, threatens, any Legal Proceeding related to the Metal Stockpile, this Agreement or the Transactions, such Party shall promptly notify the other Parties of any such Legal Proceeding and keep the other Parties reasonably informed with respect to the status of any such Legal Proceeding.

(c) Each Party shall provide the other Parties the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Legal Proceeding, and shall in good faith give due consideration to the other Parties’ advice with respect to such Legal Proceeding. No Party shall settle or agree to settle any such Legal Proceeding without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.10 Efforts.

(a) In furtherance and not in limitation of Section 6.13 of this Agreement, but subject to Section 6.10(c) of this Agreement, to the extent required under any Antitrust Laws, each Party agrees to use its reasonable best efforts to: (i) make or cause to be made any required filing or application under the HSR Act with respect to the Transactions as promptly as practicable, but in no event later than twenty (20) Business Days after the Signing Date, and (ii) make or cause to be made any required filing or application under other Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable after the Signing Date (such filings or applications described in the foregoing clauses (i) and (ii), collectively, that are set forth on Section 6.10(a) of the Company Disclosure Letter, the “Required Antitrust Filings,” and the Antitrust Laws underlying such Required Antitrust Filings, the “Applicable Antitrust Laws”). In each case, such Required Antitrust Filings shall be made at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such Required Antitrust Filings will be split equally and paid in equal proportion between FERA, on the one hand, and the Company, on the other hand and to be borne in full by Holdco in connection with the Closing); (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Applicable Antitrust Laws; and (iii) take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Applicable Antitrust Laws, and to obtain any Consents under Applicable Antitrust Laws, including by requesting early termination of the waiting period provided for under the Applicable Antitrust Laws. In connection with its efforts to obtain the expiration or termination of the applicable waiting periods under Applicable Antitrust Laws, and to obtain any Consents under Applicable Antitrust Laws, each Party shall use its reasonable best efforts to: (A) promptly provide to the other Party, and keep the other Parties reasonably informed of, any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority; (B) promptly provide to the other Party, and keep the other Parties reasonably informed of, any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (C) permit a Representative of the other Party and its outside counsel to review (and consider their views in good faith) any material communication given by it to, and consult with each other in good faith in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person; (D) to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity with reasonable advance notice to attend and participate in such meetings and conferences; (E) if a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised of such meetings or conferences; and (F) use reasonable best efforts to cooperate in the preparation and filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority, with each Party retaining the right to (i) review and approve in advance, with such approvals not to be unreasonably withheld or delayed, all memoranda, white papers, filings, correspondence or other written communications with any Governmental Authority to be made jointly in connection with the Transactions and (ii) review and comment on in advance, with such comments to be considered by the filing Party in good faith, all memoranda, white papers, filings, correspondence or other written communications with any Governmental Authority to be made by the other Parties in connection with the Transactions. Notwithstanding the foregoing, any such disclosures, rights to participate or provisions of information by one Party to the other under this Section 6.10 of this Agreement may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to satisfy contractual confidentiality obligations. Notwithstanding the foregoing, in any event, even when sharing information on a counsel-only basis, each Party may redact (x) any information related to valuation of the Company, and (y) information that benefits from attorney-client privilege where disclosure would cause such information to cease to benefit from attorney-client privilege.

(b) In furtherance and not in limitation of Section 6.13 of this Agreement, but subject to Section 6.10(c) of this Agreement, as soon as reasonably practicable following the Signing Date, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent applicable or required, of the Transactions, in each case (i) other than the Required Antitrust Approvals which are subject to Section 6.10(a) and (ii) as set forth on Section 6.10(b) of the Company Disclosure Letter (the “Required Other Filings”). The Parties shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. The provisions of Section 6.10(a) of this Agreement with respect to Required Antitrust Filings (other than the first sentence of Section 6.10(a) of this Agreement) shall apply to Required Other Filings, mutatis mutandis.

(c) Each Party shall give prompt written notice to the other Party if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions. Each Party shall promptly furnish the other Party with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit the Closing and consummation of the Transactions as soon as practicable and, in any event, no later than the Outside Date. The foregoing shall include using reasonable best efforts to resolve such objections or Legal Proceedings that if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions beyond the Outside Date. If any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to (i) contest and resist any such Legal Proceeding; and (ii) have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or the Ancillary Documents. Notwithstanding anything herein to the contrary, neither Party shall be required, either pursuant to this Section 6.10(b) of this Agreement or otherwise, to offer, negotiate or commit to take any undertaking or condition, including any sale or other divestiture of the Metal Stockpile, in order to obtain any approvals or consents hereunder, or otherwise take any undertaking or condition that would reasonably be expected to have a material adverse impact such Party and its subsidiaries, taken as a whole.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by FERA and the Company Group of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by FERA and the Company Group. The Parties shall provide reasonable cooperation with each other in connection with such efforts.

(e) Notwithstanding anything in this Agreement to the contrary, the Company will lead all meetings, discussions and communications with any Governmental Authority relating to obtaining antitrust approval for the Transactions. Notwithstanding the foregoing, the Company will consult with and consider in good faith the comments of FERA in connection with any filing, communication, defense, litigation, negotiation or strategy. The Company shall not, without the prior approval of FERA, have the right to stay, toll or extend any applicable waiting period under any Antitrust Laws.

Section 6.11 Trust Account.

Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (in each case other than the condition set forth on Section 7.02(f) of this Agreement) and provision of notice of such satisfaction or waiver to the Trustee (as defined below) (which notice FERA shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, FERA: (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) shall make all necessary and appropriate arrangements to cause the Trustee to: (A) pay as and when due all amounts payable to FERA Shareholders pursuant to the Redemption; (B) pay the amounts due to the underwriters of FERA’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement, if applicable, and (C) pay all remaining amounts then available in the Trust Account to FERA for immediate use, subject to this Agreement and the Trust Agreement; and (b) thereafter, the Trust Agreement shall terminate in accordance with its terms, except as otherwise provided under the Trust Agreement.

Section 6.12 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, conveyance, value added and other such similar Taxes and fees (including any penalties and interest imposed thereon) (collectively, “Transfer Taxes”) that become payable in connection with or by reason of the execution of this Agreement and the Ancillary Documents shall be borne and paid by Holdco. The Party required by applicable Law shall, at its own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes. If required by applicable Law, the Parties shall join in the execution of any such Tax Returns or other documentation. The Parties further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.

(b) The Parties agree that for U.S. federal (and applicable state and local) income tax purposes, the Merger/Exchange are intended to be treated consistent with the Intended Tax Treatment. Each of the Parties shall use reasonably best efforts to cause the Merger/Exchange to qualify for the Intended Tax Treatment. To the knowledge of the Parties, no facts or circumstances exist that would reasonably be expected to prevent the Merger/Exchange from qualifying for the Intended Tax Treatment. None of the Parties has taken or agreed to take any actions that would be reasonably be expected to prevent the Merger/Exchange from qualifying for the Intended Tax Treatment and none of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause either of the Merger/Exchange to fail to qualify for the Intended Tax Treatment. Without limiting the generality of the foregoing, none of the Company, FERA, Holdco or any of their Affiliates will take any action or engage in any transaction that would result in the liquidation or deemed liquidation of FERA or the Company for U.S. federal income tax purposes in the tax year including the Closing Date and the two subsequent calendar years. The Parties will prepare and file all U.S. federal (and applicable state and local) income Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any U.S. federal (and applicable state and local) income Tax Return or before any Tax Authority unless otherwise required pursuant to a “determination” as such term is defined in Section 1313 of the Code. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Tax Authority.

(c) FERA and the Company Group shall terminate or cause to be terminated all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings to which the Company Group or FERA are a party to or bound by, or under which the Company Group or FERA have any obligation (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) in effect, written or unwritten, on the Closing Date for any Tax liability of another Person, regardless of the period in which such Tax liability arises. There shall be no continuing obligation for the Company Group or FERA to make any payments under any such agreements, arrangements or undertakings.

(d) Each Party shall reasonably cooperate (and shall cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns of the Company and any Tax Proceeding of the Company. Such cooperation shall include the provisions of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, FERA, the Shareholders and the Company shall retain all books and records with respect to Tax matters pertinent to the Company for any taxable period beginning on or prior to the Closing Date until the seven-year anniversary of the Closing Date. The Shareholders shall, and shall cause their respective Affiliates (other than FERA or the Company after the Closing) to, provide any information reasonably requested to allow FERA or the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Law or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(e) For all purposes under this Agreement, in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, payroll, sales, or receipts, be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in such entire Straddle Period and (ii) in the case of any Tax based upon or related to income, payroll, sales, or receipts be deemed equal to the amount which would be payable if such Straddle Period ended on the end of the Closing Date.

Section 6.13 Further Assurances.

Except as set forth in Section 6.10 of this Agreement, the Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable. The foregoing shall include preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, unless otherwise set forth in Section 6.10 of this Agreement.

Section 6.14 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Proxy Statement/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement and subject to receipt by FERA of the financial statements of the Company Group that are required to be included in the Proxy Statement/Registration Statement under SEC rules and regulations, but no later than 45 days from the date of this Agreement (the “Filing Deadline”), FERA and Holdco, with the assistance, cooperation and reasonable best efforts of the Company and, to the extent reasonably requested by the Company, the Shareholders, shall prepare, and file (or confidentially submit) with the SEC, a registration statement on Form F-4 or Form S-4, as applicable (the “Registration Statement”), which shall include the proxy statement of FERA (as such proxy statement may be amended or supplemented from time to time, the “Proxy Statement” and together with the Registration Statement, the “Proxy Statement/Registration Statement”), relating to (A) the FERA Shareholders’ Meeting (as defined below) to approve and adopt: (1) two separate proposals to approve the proposed Business Combination, including (a) a proposal to approve this Agreement and the Transactions as a Business Combination (the “Transaction Proposal”) and (b) the Merger and FERA’s entry into the Plan of Merger (the “Merger Proposal,” and, together with the Transaction Proposal, the “Business Combination Proposals”); (2)  any other proposals as reasonably agreed by FERA and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposals”), (3) any other proposals as the SEC or Nasdaq (or the respective staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or correspondence related thereto (the “SEC Supplemental Proposals,” and collectively with the Business Combination Proposals and the Additional Proposals, the “FERA Shareholder Approval Matters”), and (4) the adjournment of the FERA Shareholders’ Meeting, if necessary or desirable, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or to seek reversals of FERA Shareholders’ exercise of redemption rights in the Redemption (the “Adjournment Proposal” and, collectively, with the Business Combination Proposals, the Additional Proposals and the SEC Supplemental Proposals, the “Proposals”), and (B) the registration under the Securities Act of the Holdco Ordinary Shares to be issued in the Merger/Exchange pursuant to this Agreement. Each of FERA and each member of the Company Group shall use its reasonable best efforts to (w) cause the Proxy Statement/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement/Registration Statement, (y) cause the Proxy Statement/Registration Statement to be declared effective under the Securities Act as promptly as practicable after resolving such comments from the SEC or its Staff and (z) keep the Proxy Statement/Registration Statement current as long as is necessary to consummate the Transactions. As promptly as practicable after finalization and effectiveness of the Proxy Statement/Registration Statement, FERA shall distribute the Proxy Statement/Registration Statement to FERA Shareholders in accordance with FERA’s Organizational Documents.

(ii) Each of FERA and the Company Group shall furnish to Holdco all information concerning itself, its Subsidiaries (if any), officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Holdco, FERA, the Company or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions. None of the information provided by the Company Group to FERA and Holdco for inclusion in the Proxy Statement/Registration Statement, including, without limitation, financial statements, beneficial and legal ownership of Company Securities and description of the business of the Company Group shall (i) contain any material misstatement regarding the Company Group or its financial condition, business operations, assets, liabilities, officers, directors or affiliates or (ii) omit any material information related to the Company Group or its financial condition, business operations, assets, liabilities, officers, directors or affiliates. None of the information provided by FERA to the Company Group and Holdco for inclusion in the Proxy Statement/Registration Statement, including, without limitation, financial statements, beneficial and legal ownership of FERA Securities and description of the business of FERA shall (x) contain any material misstatement regarding FERA or its financial condition, business operations, assets, liabilities, officers, directors or affiliates or (y) omit any material information related to FERA or its financial condition, business operations, assets, liabilities, officers, directors or affiliates.

(iii) Any filing of, or amendment or supplement to, the Proxy Statement/Registration Statement will be mutually agreed upon by FERA, Holdco and the Company. Holdco will advise FERA and the Company, promptly after receiving notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide FERA and the Company a reasonable opportunity to provide comments and amendments to any such filing. FERA, Holdco and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement/Registration Statement and any amendment to the Proxy Statement/Registration Statement filed in response thereto.

(iv) If, at any time prior to the Merger Effective Time, any Party becomes aware of any information which should be set forth in an amendment or a supplement to the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties. Thereafter, Holdco, FERA and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy Statement/Registration Statement describing or correcting such information and FERA shall promptly file such amendment or supplement with the SEC and, to the extent required by the Organizational Documents of FERA or by Law, disseminate such amendment or supplement to the FERA Shareholders.

(v) All documents that the Company or FERA is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(b) FERA Shareholders’ Approval.

(i) As promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, FERA shall duly call, give notice of, convene and hold a general meeting (whether annual or extraordinary) of the FERA Shareholders (including any adjournment or postponement thereof, the “FERA Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy Statement/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Proposals and obtaining the FERA Shareholders’ Approval, providing FERA Shareholders with the opportunity to elect to effect the Redemption and such other matter as may be mutually agreed by FERA and the Company. FERA shall include only the Proposals in the notice for the FERA Shareholders’ Meeting. FERA will use its reasonable best efforts to (A) solicit from the FERA Shareholders proxies in favor of the adoption of the Proposals and will take all other action necessary or advisable to obtain such proxies and FERA Shareholders’ Approval and (B) obtain the vote or consent of the FERA Shareholders required by and in compliance with all applicable Law, Nasdaq listing rules and the Organizational Documents of FERA. FERA and the Company shall mutually agree on the record date and the date of the FERA Shareholders’ Meeting.

(ii) The Proxy Statement/Registration Statement shall include a statement to the effect that the FERA Board has unanimously recommended that the FERA Shareholders vote in favor of the Proposals at the FERA Shareholders’ Meeting (such statement, the “FERA Board Recommendation”). The FERA Board shall not, except (A) as required by applicable Law or (B) to the extent the failure to change the FERA Board Recommendation would reasonably be expected to result in a breach of the FERA Board’s fiduciary duties (as a matter of Cayman Islands law), withdraw, amend, qualify or modify its recommendation to the FERA Shareholders that they vote in favor of the Proposals.

(iii) Notwithstanding anything to the contrary in this Agreement, FERA agrees that if the FERA Shareholder Approval shall not have been obtained at any such FERA Shareholders’ Meeting, then FERA shall promptly continue to take all such necessary actions, including the actions required by this Section 6.14(b) of this Agreement, and hold additional FERA Shareholders’ Meetings as promptly as practicable in order to obtain the FERA Shareholder Approval. FERA may adjourn or postpone the FERA Shareholders’ Meeting only: (A) to solicit additional proxies for the purpose of obtaining the FERA Shareholder Approval; (B) in the absence of a quorum; and (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that FERA has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the FERA Shareholders prior to the FERA Shareholders’ Meeting. Notwithstanding the foregoing, the FERA Shareholders’ Meeting may not be adjourned or postponed to a date that is more than thirty (30) days after the most recently adjourned or postponed meeting. FERA shall provide the holders of FERA Public Shares the opportunity to elect redemption of such FERA Public Shares in connection with the FERA Shareholders’ Meeting, as required by FERA’s Organizational Documents (the “Redemption”).

Section 6.15 Public Announcements.

(a) During the Interim Period, no public release, filing or announcement concerning this Agreement, the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of FERA and the Company (such consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of Nasdaq, in which case, FERA or the Company, as the Party making such public release, filing or announcement shall use its reasonable best efforts, to the extent permitted by applicable Law or rules or regulations of Nasdaq, to allow the other of FERA or the Company, as applicable, a reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Company and FERA shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, and in any event within four Business Days thereof, FERA shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Company shall have the right to review, comment upon and approve the Signing Filing (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), the Company and FERA shall mutually agree upon and issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, FERA shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. The Company shall have the right to review, comment upon and approve the Closing Filing (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release or any other report, statement, filing notice or application made by or on behalf of the Company or FERA to any Governmental Authority or other third party in connection with the Transactions, upon written request by FERA or the Company, respectively, the disclosing Party shall furnish the other with: (i) all information concerning itself, its directors, officers and equity holders and such other matters as may be reasonably requested and is necessary in connection with the Transactions; and (ii) any other report, statement, filing, notice or application made by or on behalf of a Party to any third party any Governmental Authority in connection with the Transactions.

Section 6.16 Confidential Information.

Each member of the Company Group and FERA hereby acknowledges and agrees that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement (as defined below), the terms of which are incorporated herein by reference and under which each member of the Company Group and FERA agree to be bound; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement each member of the Company Group and FERA hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.17 of this Agreement or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the Parties acknowledge and agree that nothing in this Agreement nor in the Confidentiality Agreement will prevent FERA from responding to, or engaging in communications in response to, a Governmental Authority regarding Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions and/or Ex-Im Laws solely to the extent required by applicable Law or in response to a formal request or inquiry initiated by such Governmental Authority; provided however, that FERA shall, to the extent permitted by applicable Law, provide the Company with prompt written notice of any such communication or request for communication as soon as is reasonably practicable. The Parties acknowledge and agree that the above understanding applies only to communications with a Governmental Authority that are required by Law or in response to a formal request or inquiry from a Governmental Authority and not to any voluntary outreach, disclosure or any other communication by or on behalf of the Parties.

Section 6.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including using reasonable best efforts to cause the directors of Holdco to resign, so that effective as of the Closing, the Post-Closing Holdco Board will consist of seven individuals comprised of: (i) the chief executive officer of Holdco, (ii) one director designated by the Sponsor (along with any director designated to replace such director pursuant to Section 6.18(b), the “Sponsor Designee”) and (iii) five directors designated by the Company; provided, that the directors designated by the Company shall include the number of independent directors required under applicable Nasdaq listing rules and Rule 10A-3 of the Exchange Act. Subject to the terms of Holdco’s Organizational Documents and the Amended Holdco Memorandum and Articles of Association, the Parties shall take all such action within their power as may be necessary or appropriate such that immediately following the Closing Date, the Post-Closing Holdco Board shall initially include such director nominees to be designated by the Company and the Sponsor pursuant to written notice to Holdco following the Signing Date. At or prior to the Closing, Holdco shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and FERA.

(b) If at any time within the 36-month period following the Closing Date the Sponsor Designee is no longer serving on the Post-Closing Holdco Board, then the Sponsor may designate a replacement director to serve in place of such Sponsor Designee.

(c) The Parties shall take all action necessary, including causing the executive officers of Holdco to resign, so that the individuals serving as the executive officers of Holdco immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 6.18 Indemnification of Directors and Officers; Tail Insurance.

(a) For a period of six (6) years from the Closing Date, the Parties shall, and shall cause Holdco, FERA and the Company to, maintain in effect, in favor of the D&O Indemnified Parties (as defined below), the exculpation, indemnification and advancement of expenses provisions, of Holdco’s, FERA’s and the Company’s respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Holdco, FERA or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date. The Parties shall not, and shall cause Holdco, FERA and the Company not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any D&O Indemnified Party under the respective Organizational Documents and indemnification agreements described in the preceding sentence. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Holdco shall honor, and shall cause FERA and the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 of this Agreement without limit as to time.

(b) At or prior to the Closing, Holdco shall purchase a “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of Holdco, FERA or the Company currently covered by a directors’ and officers’ liability insurance policy of FERA or the Company (true, correct and complete copies of which have been made available to each of FERA and the Company), provided that, (i) the directors’ and officers’ liability insurance policy with respect to the directors and officers of FERA will be a separate policy covering such directors and officers or an extension of FERA’s current directors’ and officers’ liability insurance policy, with such policy to be reasonably consistent with standard directors’ and officer’s liability insurance policies in similar situations and negotiated and agreed by FERA, and FERA shall consider in good faith the views expressed by the Company (it being understood that, subject to the foregoing requirements, FERA shall retain sole discretion with respect to FERA’s directors’ and officers’ liability insurance policy) and (ii) the directors’ and officers’ liability insurance policy with respect to the directors and officers of the Company will be a separate policy covering such directors and officers, with such policy to be reasonably consistent with standard directors’ and officer’s liability insurance policies in similar situations and negotiated and agreed by the Company, and the Company shall consider in good faith the views expressed by FERA (it being understood that, subject to the foregoing requirements, the Company shall retain sole discretion with respect to the Company’s directors’ and officers’ liability insurance policy) (collectively, the “D&O Tails”). The D&O Tails shall be on terms with respect to coverage and deductibles no less favorable than, and with coverage limits in amounts no less than the greater of: (a) three (3) times those of, in each case, the applicable policy in effect on the Signing Date for claims made during the six (6)-year period following the Closing or (b) $20 million. Holdco shall maintain the D&O Tails in full force and effect for its full term and cause all obligations under the D&O Tails to be honored by FERA and the Company, as applicable. No other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19(b) of this Agreement. No claims made under or in respect of the D&O Tails related to any fiduciary or employee of FERA or the Company shall be settled without the prior written consent of Holdco.

(c) The rights of each D&O Indemnified Party under this Agreement shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of Holdco, FERA or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of Holdco, FERA and the Company under this Section 6.19(c) of this Agreement shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 of this Agreement shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19 of this Agreement.

(d) If Holdco or FERA or, after the Closing, FERA or the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Holdco, FERA or the Company, as applicable, assume the obligations set forth in this Section 6.19 of this Agreement.

Section 6.19 Transaction Costs. Without prejudice to the Sponsor Support Agreement, during the Interim Period, FERA shall ensure that the aggregate FERA Transaction Costs do not exceed $15,000,000 (the “FERA Transaction Costs Cap”), and the Company shall ensure that the aggregate Company Transaction Costs do not exceed $10,000,000. For the avoidance of doubt, investment banking fees associated with any Equity PIPE as set forth on Schedule 6.19 of the FERA Disclosure Letter, shall not count towards the FERA Transaction Costs Cap. If FERA Transaction Costs that have not been paid prior to the Closing Date exceed the FERA Transaction Costs Cap, Sponsor shall pay such excess amount in cash on or before the Closing Date or elect to have the number of Holdco Ordinary Shares otherwise distributable to Sponsor as Merger Consideration at the Effective Time reduced by such number of Holdco Ordinary Shares that represent the value of such excess amount (based on a value of $10.00 per share) (“Sponsor Election”). Any Sponsor Election must be made in written notice to the Company (electronic mail being sufficient) at least 24 hours prior to the Closing Date.

Section 6.20 Affiliate Arrangements. All Affiliate Contracts set forth on Section 6.20 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability to FERA, Holdco or Merger Sub.

Section 6.21 Transfer Restriction. During the Interim Period, to the fullest extent possible under the Company’s Organizational Documents and applicable Law, the Company shall not permit any Transfer of any of the Company Shares without the prior written consent of FERA.

Section 6.22 Cooperation Regarding Beneficial Ownership. During the Interim Period, the Company shall cooperate with, and provide all necessary information, assistance and, to the Company’s Knowledge, accurate and complete copies of all documentation in their respective possession, reasonably requested by FERA and its Representatives (a) relating to the Beneficial Owners of the Company and each Shareholder, (b) in connection with applicable Sanctions Laws, Anti-Money Laundering Laws, Anti-Bribery Laws or Ex-Im Laws in connection with any Beneficial Owners of the Metal Stockpile, the Company and any Shareholder and (c) relating to any Liens or other adverse claims asserted or, to the Company’s Knowledge, threatened against the Metal Stockpile, or any notices or communications questioning, disputing or challenging the Company’s right, title or interest in or to the Metal Stockpile.

Section 6.23 Extension Amendment. In the event that FERA is required to effect an Extension Amendment, FERA shall (i) provide prompt written notice to the Company that the FERA Board has determined, in good faith, that the Extension Amendment is necessary in order to allow FERA to consummate the Transactions by the Outside Date, (ii) use its reasonable best efforts to effect such Extension Amendment as promptly as practicable, including, to the extent necessary, by making any applicable filings with Governmental Authorities or others, as promptly as practicable, to effect such Extension Amendment, (iii) obtain the vote or consent of the FERA Shareholders required by and in compliance with all applicable Law, Nasdaq listing rules and the Organizational Documents of FERA to effect such Extension Amendment, and (iv) consult and cooperate in good faith with, and keep the Company reasonably informed of, the process and status for effecting such Extension Amendment, including providing the Company, reasonably in advance, copies of all materials, communications and filings (and considering the Company’s comments thereto in good faith) used in connection with obtaining and effecting such Extension Amendment.

Section 6.24 Share Exchange Agreements. During the Interim Period, the Company shall use reasonable best efforts to deliver executed Share Exchange Agreements from all Shareholders not otherwise delivered on or before the date hereof.

Section 6.25 Lock-Up Agreement. During the Interim Period, FERA shall use reasonable best efforts to deliver an executed Lock-Up Agreement from Cantor.

Section 6.26 Joinder. Promptly following the Signing Date, the Company shall form Holdco and deliver the Certificate of Incorporation of Holdco to FERA. On the Holdco Incorporation Date, the Company shall cause (i) Holdco to execute the Holdco Joinder, and (ii) Merger Sub to execute the Merger Sub Joinder, and (iii) the delivery of each such joinder to FERA.

Article VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where legally permissible) by the Company and FERA of the following conditions:

(a) FERA Shareholder Approval. The FERA Shareholder Approval Matters shall have been approved by the requisite vote of FERA Shareholders at the FERA Shareholders’ Meeting in accordance with FERA’s Organizational Documents, the Cayman Companies Act and other applicable Law and the Proxy Statement (the “FERA Shareholder Approval”).

(b) Share Exchange Agreements. Each of the Shareholders, on the one hand, and Holdco, on the other hand, shall have executed and delivered (i) a Share Exchange Agreement and (ii) an instrument of transfer, necessary to give effect to the Share Exchange under the Laws of Abu Dhabi Global Market, in the form attached as Exhibit B to the Share Exchange Agreement (each, an “Instrument of Transfer”).

(c) Shareholder Beneficial Ownership Certifications. The Company shall have delivered to FERA beneficial ownership certifications, in the form attached as Exhibit A-1 or Exhibit A-2, as applicable with respect to each Shareholder, to the Share Exchange Agreement, executed by the Beneficial Owner of each Shareholder that is not a registered owner of the Shares that has a Beneficial Owner.

(d) Regulatory Approvals. (i) Any applicable waiting period or any extension of any applicable waiting period for the Required Antitrust Filings shall have expired or been earlier terminated, and (ii) all other Consents of (or filings or registrations with) any Governmental Authority required in connection with the Required Other Filings shall have been obtained, and/or any applicable waiting period with respect thereto shall have expired or otherwise terminated, as applicable.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(f) Proxy Statement/Registration Statement. The Proxy Statement/Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing. No stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement. No proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g) Listing. Holdco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and Holdco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Merger Effective Time, and the Holdco Ordinary Shares to be issued pursuant to the Merger/Exchange shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(h) Amended Holdco Memorandum and Articles of Association. Holdco shall have amended and restated its Organizational Documents in accordance with Section 1.10 above.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall also be subject to the satisfaction or written waiver (where legally permissible) by the Company of the following conditions:

(a) Representations and Warranties. (i) The FERA Fundamental Representations (as defined below) shall be true and correct in all material respects, in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date); and (ii) each of the representations and warranties of FERA set forth in this Agreement and in any certificate delivered by or on behalf of FERA pursuant to this Agreement, other than the FERA Fundamental Representations, shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date); and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, FERA Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a FERA Material Adverse Effect.

(b) Agreements and Covenants. FERA shall have duly performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement or the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

(c) Sponsor Support Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(d) Lock-Up Agreement. The Sponsor’s Lock-Up Agreement executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

(e) No FERA Material Adverse Effect. No FERA Material Adverse Effect shall have occurred, since the Signing Date that is continuing and uncured.

(f) Trust Account. FERA shall have complied with its obligations with respect to the Trust Account set forth in Section 6.11 of this Agreement.

(g) Closing Deliveries.

(i) Officer Certificate. FERA shall have delivered to the Company a certificate, dated the Closing Date, duly executed by any director or officer of FERA in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b), Section 7.02(c), Section 7.02(e), and Section 7.02(f) of this Agreement.

(ii) Secretary Certificate. FERA shall have delivered to the Company a certificate, dated as of the Closing Date, duly executed by any director or officer of FERA in such capacity, certifying as to, and attaching: (A) copies of FERA’s Organizational Documents as in effect as of the Closing Date; and (B) the resolutions of FERA’s Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Transactions.

(h) Ancillary Documents. FERA shall have duly executed counterparts to all of the Ancillary Documents to which it or any of its Affiliates is party.

(i) Registration Rights Agreement. Sponsor and the other parties listed on the signature pages thereto (other than Holdco or its Affiliates) shall have delivered a duly completed and executed Registration Rights Agreement to Holdco.

Section 7.03 Conditions to Obligations of FERA. The obligations of FERA to consummate the Transactions are also subject to the satisfaction or written waiver (where legally permissible) of the following conditions:

(a) Representations and Warranties. (i) The representations of the Shareholders in the Share Exchange Agreement (including in Exhibit A-1 or Exhibit A-2, as applicable with respect to each Shareholder, thereto) and the Company Fundamental Representations (as defined below) shall be true and correct in all material respects (taking into account any Stockpile Sales and the effects of any Stockpile Sales), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all respects as of such date); and (ii) each of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant to this Agreement other than the Company Fundamental Representations, as well as the representations of the Shareholders in the Share Exchange Agreement (including in Exhibit A-1 or Exhibit A-2, as applicable with respect to each Shareholder, thereto), shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date (taking into account any Stockpile Sales and the effect of any Stockpile Sales), except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date); and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Company Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have duly performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement or the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

(c) Shareholders’ Lock-Up Agreements. The Lock-Up Agreement executed and delivered by the Shareholders set forth on Schedule B concurrently with the execution of this Agreement shall remain in full force and effect.

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, since the Signing Date that is continuing and uncured.

(e) Metal Stockpile Test Results. The results of the Independent Metal Testing conducted in accordance with Section 6.01(a) are, in all material respects, consistent with the benchmark results set forth on Exhibit F.

(f) No Pending Investigations. There shall be no pending, or to the Company’s Knowledge, threatened investigation, or formal proceeding by any Governmental Authority with jurisdiction over the Company relating to any Anti-Bribery Laws, Sanctions Laws, Ex-Im Laws and/or Anti-Money Laundering Laws involving or relating to the Metal Stockpile or the Company.

(g) Stockpile Sales. The Company shall have consummated the Min Stockpile Sales.

(h) Share Exchange Agreements. FERA shall have received duly executed and completed Share Exchange Agreements from all Shareholders.

(i) Closing Deliveries.

(i) Officer Certificate. The Company shall have delivered to FERA a certificate, dated as the Closing Date, duly executed by any director or officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(d) of this Agreement.

(ii) Director Certificate. The Company shall have delivered to FERA a certificate, dated as of the Closing Date, duly executed by any director of the Company in such capacity, certifying as to, and attaching: (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date; and (B) the resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party, and the consummation of the Transactions.

(iii) Ancillary Documents. The Company shall have delivered to FERA all of the Ancillary Documents, duly executed by all requisite signatories, to which it, any of its Affiliates and/or the Shareholders, as the case may be, is party.

(iv) W-8. The Company shall have delivered a duly completed and executed appropriate IRS Form W-8 to FERA.

(v) Registration Rights Agreement. Holdco and the other parties listed on the signature pages thereto (other than the Sponsor, FERA or their respective Affiliates) shall have delivered a duly completed and executed Registration Rights Agreement to FERA.

(j) Joinders. Holdco shall have executed the Holdco Joinder and Merger Sub shall have executed the Merger Sub Joinder, and each such joinder shall have been delivered to FERA.

Section 7.04 Frustration of Conditions.

Notwithstanding anything to the contrary contained in this Agreement, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the transactions contemplated by this Agreement on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the action or failure of such Party or the action or failure of such Party’s Affiliates with respect to complying with or performing any of its covenants or obligations set forth in this Agreement.

Article VIII

TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of FERA and the Company;

(b) by FERA or the Company if FERA Shareholder Approval shall not have been obtained by reason of the failure to obtain the required quorum or vote at any FERA Shareholders’ Meeting duly convened or at any adjournment or postponement;

(c) by FERA or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by March 3, 2027 (the “Outside Date”) which date may be extended to a new date determined by the mutual agreement of FERA and the Company to permit FERA to effect an Extension Amendment, to the extent needed, as contemplated herein. The right to terminate this Agreement under this Section 8.01(c) of this Agreement shall not be available to a Party if a breach or violation by such Party or its Representatives of any representation, warranty, covenant or obligation under this Agreement was the principal cause or is the principal reason for the failure of the Closing to occur on or prior to the Outside Date;

(d) by FERA or the Company, following the expiration of any applicable Business Combination Deadline (as defined below), if such Business Combination Deadline has not been properly extended in accordance with Organizational Documents of FERA;

(e) by FERA or the Company if a Governmental Authority shall have issued an Order or Law or has taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order, Law or other action has become final and non-appealable. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.01 of this Agreement shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a principal cause of, or principally resulted in, such action by such Governmental Authority;

(f) by the Company, if: (i) there has been a breach by FERA of any of its representations, warranties, covenants or agreements contained in this Agreement which would result in a failure of a condition set forth in Section 7.02 of this Agreement to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) 30 days after written notice of such breach or inaccuracy is provided to FERA; or (B) the Outside Date. The Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) of this Agreement if at such time the Company is in material breach of this Agreement which breach would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03;

(g) by FERA if: (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement which would result in a failure of a condition set forth in Section 7.03 of this Agreement to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) 30 days after written notice of such breach or inaccuracy is provided to the Company; or (B) the Outside Date. FERA shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) of this Agreement if at such time FERA is in material breach of this Agreement which breach would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02;

(h) by FERA if: a Company Material Adverse Effect has occurred, and if such Company Material Adverse Effect is incapable of being cured or is not cured within 30 days after written notice of such Company Material Adverse Effect is provided to the Company; or

(i) by the Company if: (i) a FERA Material Adverse Effect has occurred and (ii)  such FERA Material Adverse Effect is incapable of being cured or is not cured within 30 days after written notice of such FERA Material Adverse Effect is provided to the FERA.

Section 8.02 Effect of Termination.

This Agreement may be terminated only in the circumstances described in Section 8.01 of this Agreement and pursuant to a written notice delivered by the applicable Party to the other Party, which sets forth the basis for such termination, including the provision of Section 8.01 of this Agreement under which such termination is made. If this Agreement is validly terminated pursuant to Section 8.01 of this Agreement, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party to this Agreement or any of their respective Representatives, and all rights and obligations of each Party to this Agreement shall cease, except: (a) Section 6.16, Section 6.17, Article IX, Section 8.03 and this Section 8.02 of this Agreement shall survive the termination of this Agreement; and (b) nothing in this Agreement shall relieve any Party to this Agreement from Liability for any Willful Breach (as defined below) of any representation, warranty, covenant or obligation under this Agreement or Fraud against such Party to this Agreement, in either case, prior to termination of this Agreement (in each case of clauses (a) and (b) above, subject to Section 9.14 of this Agreement).

Section 8.03 Transaction Expenses.

If the Transactions are consummated, then Holdco shall be responsible for payment of all the FERA Transaction Costs and Company Transaction Costs in accordance with Section 1.02(b) of this Agreement. If the Transactions shall not be consummated, then FERA shall be responsible for FERA Transaction Costs and the Company shall be responsible for the Company Transaction Costs, except as provided in Section 6.10 of this Agreement with respect to filing fees.

Article IX

MISCELLANEOUS

Section 9.01 No Survival.

Except (a) as otherwise contemplated by Section 9.02 of this Agreement or (b) in the case of Fraud against a Party, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement (including, for the avoidance of doubt, the Beneficial Ownership Certification), including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no Liability after the Closing in respect of such provisions). Notwithstanding the foregoing, those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing shall survive only with respect to any breaches occurring after the Closing. Without limiting the foregoing, and except as provided in this Section 9.01 and Section 8.03 of this Agreement (but subject to Section 9.14 of this Agreement, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.08 of this Agreement), the Parties’ sole right prior to Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement (including, for the avoidance of doubt, the Beneficial Ownership Certification) by another Party or with respect to the Transactions shall be the right, if applicable, to termination this Agreement pursuant to Section 8.01 of this Agreement.

Section 9.02 Notices.

All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered, if delivered in person; (b) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (d) three Business Days after being mailed, if sent by registered or certified mail, postage pre-paid and return receipt requested, to the applicable Party to this Agreement at the following addresses (or at such other address of a Party to this Agreement as shall be specified by like notice):

If to FERA:

Fifth Era Acquisition Corp. I
PO Box 1093 Boundary Hall

Cricket Square, Grand Cayman

Cayman Islands
Tel: +1 415-994-4320
Attn: Mitchell Mechigian
E-mail: mmechigian@fifthera.com

with a copy (which will not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attn: Keith Billotti
Email: billotti@sewkis.com

If to the Company, to:

SMT Holdings Limited
Cloud Desk D08, 11th Floor, Al Sarab Tower,
Abu Dhabi Global Market Square,
Al Maryah Island, Abu Dhabi, UAE
Attn: Diarmuid Clohessy
E-mail: d.clohessy@miotal.com

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attn: Brandon C. Parris; Omar E. Pringle
E-mail: BParris@mofo.com; OPringle@mofo.com

Section 9.03 Binding Effect; Assignment.

This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of FERA and the Company prior to Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.03 of this Agreement shall be null and void. No such assignment shall relieve the assigning Person of its obligations under this Agreement.

Section 9.04 Third Parties.

The rights set forth in Section 6.12 and Section 6.19 of this Agreement are express rights granted for the benefit of third parties. Subject to the preceding sentence, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party to this Agreement or a successor or permitted assign of such a Party to this Agreement.

Section 9.05 Governing Law.

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws (whether of the State of New York or any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.06 Jurisdiction.

Any Legal Proceeding based upon, arising out of or related to this Agreement must be brought in the federal or state courts within the City and State of New York. Each of the Parties to this Agreement irrevocably: (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding; (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (c) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court; and (d) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing in this Agreement shall be deemed to affect the right of any Party to this Agreement to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party to this Agreement in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 9.06 of this Agreement.

Section 9.07 WAIVER OF JURY TRIAL.

ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.07 OF THIS AGREEMENT.

Section 9.08 Specific Performance; Remedies.

Each Party to this Agreement: (a) acknowledges that the rights of each Party to this Agreement to consummate the Transactions are unique; (b) recognizes and affirms that if this Agreement is breached by any Party to this Agreement, money damages may be inadequate and the non-breaching Parties to this Agreement may have no adequate remedy at law; and (c) agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by any Party to this Agreement in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement shall be entitled to seek an injunction or restraining order with respect to any breaches or any anticipated breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.09 Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver.

This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by FERA and the Company. The Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.10 of this Agreement shall be void ab initio.

Section 9.11 Entire Agreement.

This Agreement and the documents or instruments referred to in this Agreement, including any exhibits and schedules attached, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties to this Agreement in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement, which collectively supersede all prior agreements and the understandings among the Parties to this Agreement with respect to the subject matter contained in this Agreement.

Section 9.12 Interpretation.

The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties to this Agreement and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless as otherwise expressly provided in this Agreement:

(a) words denoting any gender shall include all genders, and words in the singular, including any defined terms, include the plural and vice versa.

(b) reference to any Person includes such Person’s successors and permitted assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) all accounting terms used and not otherwise defined in this Agreement or any Ancillary Document have the meaning assigned to such terms in accordance with GAAP and IFRS, as applicable;

(d) the word “including” (and with correlative meaning “include”) means “including, without limitation”;

(e) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(f) the word “if” and other words of similar import when used in this Agreement means “if and only if”;

(g) except as the context otherwise provides, the words “either,” “or,” “neither,” “nor” and “any” are not exclusive;

(h) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to FERA or its Representatives, any documents or other materials posted to the virtual data room titled “Project Miotal” located at https://app.idealsvdr.com/as of 5:00 p.m., Eastern Time, at least one day prior to the Signing Date;

(i) any agreement, instrument, insurance policy, Law or Order defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or Orders) by succession or comparable successor Laws or Orders and references to all attachments to such agreement, instrument, insurance policy, Law or Order and instruments incorporated in such agreement, instrument, insurance policy, Law or Order;

(j) references to “days” shall refer to calendar days unless Business Days are specified;

(k) all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are to Sections, Articles, Schedules and Exhibits to this Agreement;

(l) the term “Dollars” or character “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body. Any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person; and

(m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

Any reference in this Agreement or any Ancillary Document to a Person’s shareholders, member or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including, with respect to FERA, its shareholders under the Cayman Companies Act or its Organizational Documents. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement. No presumption or burden of proof shall arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company to FERA or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of FERA and its Representatives at least two calendar days prior to the Signing Date. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.13 Counterparts.

This Agreement and each Ancillary Document may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Counterparts may also be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.14 Waiver of Claims Against Trust.

Reference is made to the IPO Prospectus. The Company understands and acknowledges that, as described in the IPO Prospectus, FERA is a blank check company with the powers and privileges to effect a Business Combination. The Company further hereby represents and warrants that it has read the IPO Prospectus and understands and acknowledges that, as described in the IPO Prospectus, substantially all of FERA’s assets consist of the cash proceeds of FERA’s IPO and private placements of its securities. Substantially all of those proceeds have been deposited in the Trust Account for the benefit of FERA, holders of FERA Public Shares and the underwriters of FERA’s initial public offering. The Company understands and acknowledges that they have been advised by FERA that FERA may disburse monies from the Trust Account only:(a) to the FERA Shareholders in the event they elect to redeem their FERA Public Shares in connection with the Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the FERA Shareholders holding FERA Public Shares if FERA fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to FERA’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes or for working capital or (d) to FERA after or concurrently with the consummation of a Business Combination. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no such Person: (x) now has or shall at any time after the Signing Date have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions from the Trust Account; or (y) may make any claim against the Trust Account (including any distributions from the Trust Account), for whatever reason whatsoever regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between FERA or its Representatives, on the one hand, and any such Person or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any such claims are collectively referred to as, the “Released Claims”). For and in consideration of FERA entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company irrevocably waives on behalf of itself and its respective Affiliates, the Released Claims and any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account. The Company agrees, on behalf of itself and its respective Affiliates, not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with FERA (including any distributions to FERA Shareholders in respect of Redemptions or deferred underwriting commissions relating to the IPO). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by FERA to induce FERA to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Representatives under applicable Law. To the extent the Company or any of its Representatives commences any Legal Proceeding based upon, in connection with, relating to or arising out of any matter relating to the Transactions, which Legal Proceeding seeks, in whole or in part, monetary relief against the Trust Account, the Company hereby acknowledges and agrees that the Company’s and its Representatives’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Representatives (or any Person claiming on its behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, but subject to Section 9.08 hereof, nothing in this Agreement shall serve to limit or prohibit the Company’s right to pursue a claim against FERA for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect FERA’s ability to fulfill its obligation to effectuate the Redemptions or for Fraud. The Company’s right pursuant to the preceding sentence shall include the right to bring a claim for FERA to specifically perform its obligations under this Agreement with respect to the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement. Nothing in this Section 9.14 of this Agreement shall serve to limit or prohibit any claims that the Company may have in the future against FERA’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to FERA and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

Section 9.15 Non-Recourse.

This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as Parties to this Agreement and then only with respect to the specific obligations set forth with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or FERA under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. The Parties may not rely on this Section 9.15 to eliminate any claims of Fraud.

Section 9.16 Disclosure Letters.

The Company Disclosure Letter and FERA Disclosure Letter referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement. All references in this Agreement to the Company Disclosure Letter or FERA Disclosure Letter shall be deemed references to such parts of this Agreement unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters (as defined below) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement. The disclosure of any information shall not be deemed to establish a standard of materiality.

Article X

DEFINITIONS

Section 10.01 Certain Definitions. The following terms shall have the following meanings in this Agreement:

“Acquisition Proposal” means any written inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction (other than as it relates to the Company, FERA and the Sponsor or their respective Representatives with respect to the Transactions).

“Acquisition/Ownership Document(s)” has the meaning specified in Section 4.16(b)(ii) of this Agreement.

“Additional FERA SEC Reports” has the meaning specified in Section 5.06 of this Agreement.

“Additional Proposals” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Adjournment Proposal” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Affiliate” with respect to any specified Person means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything in the Agreement to the contrary, in no event shall the Company, on the one hand, or FERA or the Sponsor, on the other hand, be deemed to be an Affiliate of the other.

“Affiliate Contract” means any Contract between the Company, on the one hand, and any Shareholder or any Affiliate of a Shareholder, on the other hand.

“Affiliated Person” means with respect to any entity, any employee, officer or director of such entity, or, in the case of an individual, any spouse, parent, sibling, child, lineal descendant of such individual or trust for the benefit of any of the foregoing.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” means: Subject to the last sentence hereof, (a) with respect to the Company and its controlled Affiliates, a transaction or a series of transactions (other than the Transactions) concerning (i) the sale or divestiture (whether directly or indirectly) of all or substantially all of the business or assets of the Company or their respective controlled Affiliates; (ii) the sale or issuance of, or any similar investment in, any of the shares or other Equity Securities or profits of the Company or their respective controlled Affiliates, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership or otherwise; or (iii) a merger, consolidation, share exchange, business combination, reorganization, liquidation, dissolution or other similar transaction involving the sale or disposition of the Company; and (b) with respect to FERA and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving FERA or any of the transactions described in clause (a), which shall apply mutatis mutandis to this clause (b). Notwithstanding anything herein to the contrary, the Parties specifically acknowledge and agree that “Alternative Transaction” shall not include any Stockpile Sales, or the arrangements, efforts or undertakings to effect any Stockpile Sales.

“Amended Holdco Memorandum and Articles of Association” has the meaning specified in Section 1.10 of this Agreement.

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the Signing Date or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and FERA Disclosure Letter), the Sponsor Support Agreement, the Share Exchange Agreements, the Instruments of Transfer, Lock-Up Agreements, Investor Subscription Agreements, Registration Rights Agreement, the Holdco Joinder, the Merger Sub Joinder and Plan of Merger.

“Anti-Bribery Law” means: (a) the Foreign Corrupt Practices Act of 1977; (b) the U.K. Bribery Act 2010; (c) the Swiss Criminal Code of 21 December 1937; (d) any Laws, rules or regulations promulgated under the Foreign Corrupt Practices Act of 1977 or U.K. Bribery Act 2010, and all other applicable anti-corruption and bribery Laws of any jurisdiction; and (e) other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Law” means: (a) the Bank Secrecy Act of 1970, as amended, among others, by the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), and the Anti-Money Laundering Act of 2020; (b) the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, Part 3 of the Criminal Finances Act 2017, the Sanctions and Anti-Money Laundering Act 2018; (c) European Union Money Laundering Directives and any laws of any European Union Member State enacted to implement European Union Directive (EU) 2015/849 Member States’ implementing legislation on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing; (d) the Swiss Anti-Money Laundering Act of 10 October 1997, the Swiss Anti-Money Laundering Ordinance of 11 November 2015 and the Swiss Criminal Code of 21 December 1937; and (e) any other applicable Laws prohibiting terrorist financing or money laundering and/or imposing obligations to conduct terrorist financing or money laundering due diligence, including know-your-customer (KYC) and any financial recordkeeping and reporting requirements.

“Antitrust Laws” means: (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act, including the rules and regulations promulgated under the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act; (b) any applicable foreign antitrust Laws; and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Authorization Notice” has the meaning specified in Section 1.07(d) of this Agreement.

“Beneficial Owner” means any Person who, directly or indirectly, though any Contract, operation of Law or otherwise, (i) owns or has the right to acquire within 60 days, membership, legal, equitable or beneficial interest (in each case, whether current, contingent or future) in such specific Person; or (ii) controls, manages or directs such specific Person; or (iii) acts on behalf of a Person described in clause (i) or (ii). This defined term includes such specific Person’s shareholders, partners, members, directors, officers, managers, settlors, founders, trustees, protectors, nominees, custodians, agents, legal representatives, fiduciaries and/or beneficiaries, and Person fulfilling similar functions.

“Benefit Plans” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) each plan, program, policy, agreement or arrangement that would be an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), if it was subject to ERISA, (iii) each equity purchase, equity option, restricted equity, equity bonus, equity ownership, equity appreciation rights, phantom equity, profits interests or other equity or equity-based plan or agreement, (iv) each compensation, bonus, commission, incentive or deferred compensation plan, agreement, arrangement, program, or policy, (v) each employment or consulting agreement, offer letter or severance, retention, change of control, termination, employee loan, advance or other compensation plan, agreement, arrangements, program, or policy, (vi) each health or welfare plan, agreement, arrangement, program, or policy, and (vii) each other vacation policy, or other employee fringe benefit or perquisite arrangement whether or not subject to ERISA, in the cases of clauses (i)-(vi), (A) under which any current or former employee, manager, director, independent contractor or consultant of a member of the Company Group or FERA, as applicable, has any present or future right to benefits or is eligible to participate, (B) entered into, sponsored, maintained, contributed to, by any member of the Company Group, or FERA, as applicable, or (C) with respect to which any member of the Company Group or FERA, as applicable, has any Liability (whether direct, indirect, contingent, current, prospective or otherwise) and whether such arrangement is oral or in writing.

“Business Combination” has the meaning specified in Article 1.1 of FERA’s Organizational Documents as in effect on the Signing Date.

“Business Combination Deadline” means the deadline by which FERA must complete a Business Combination in accordance with its Organizational Documents as then in effect.

“Business Combination Proposals” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Abu Dhabi, United Arab Emirates, New York, New York, or, for so long as FERA remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“Cantor” means Cantor Fitzgerald & Co.

“Cantor Held Private Placement Units” means the private placement units purchased by Cantor from FERA pursuant to the Cantor Private Placement Units Agreement.

“Cantor Private Placement Units Agreement” means that certain Private Placement Units Purchase Agreement, dated February 27, 2025, by and between the Company and Cantor.

“Cayman Companies Act” has the meaning specified in Section 1.01 of this Agreement.

“Closing” has the meaning specified in Section 3.01 of this Agreement.

“Closing Date” has the meaning specified in Section 3.01 of this Agreement.

“Closing Filing” has the meaning specified in Section 6.16(b) of this Agreement.

“Closing Press Release” has the meaning specified in Section 6.16(b) of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute, as amended.

“Company” has the meaning specified in the Preamble.

“Company Board” has the meaning specified in the Recitals.

“Company Contract” has the meaning specified in Section 4.12(a) of this Agreement.

“Company Data” means all databases, data compilations and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with the operation of a member of the Company Group, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV of this Agreement.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries), Section 4.11 (Litigation) Section 4.16(b) and (c) (Personal Property; Title to Metal Stockpile) and Section 4.22 (Finders and Brokers) of this Agreement.

“Company Group” has the meaning specified in the Preamble.

“Company Intellectual Property” means the Owned Company Intellectual Property and other Intellectual Property licensed to the Company Group that is material to the business of the Company Group.

“Company IT Systems” means all networks, servers, computer systems, computer hardware, storage, and other information technology systems, network equipment, in each case, owned, licensed or leased by or used in the operation of a member of the Company Group.

“Company Material Adverse Effect” means any Event that: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of any member of the Company Group or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of any member of the Company Group to consummate the Transactions. Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) of the preceding sentence: (a) any change or proposed change in applicable Laws or GAAP or IFRS, or in other accounting standards or requirements applicable to any member of the Company Group (or any interpretation thereof); (b) general business, economic, political or social conditions or developments in the United States or any other country or region in the world, including any changes, events or developments in the credit, debt, securities, financial, banking, capital, cryptocurrency or reinsurance markets (including changes in interest or exchange rates, market indices, trading prices or commodities, or any disruption thereof); (c) national or international political or social instability, including any military or terrorist attack, cyberattack, sabotage, act of war (whether or not declared), escalation of any war, emergency, or other hostilities; (d) changes in the industries, markets or geographies in which the Company Group operates; (e) acts of God, but only including pandemics, epidemics, disease outbreaks, quarantines, public health emergencies, in the United States or elsewhere in the world; (f) the taking of any action, or failing to take any action, as required, or not prohibited, by this Agreement; (g) the execution, delivery or public announcement of this Agreement or the Ancillary Documents or the pendency or consummation of the transactions contemplated hereby or thereby, including any impact on relationships with current or prospective employees, customers, suppliers, distributors, partners, investors, regulators or other third parties; (h) any failure of the Company to meet any internal or public projections, forecasts, guidance, sales, revenue or earnings predictions (provided that the underlying cause of such failure may be considered in determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excluded pursuant to this definition); or (i) any action, or inaction, taken, or not taken by, or at the request of, FERA or (j) any Stockpile Sales, or the reduction of the Metal Stockpile in connection with any Stockpile Sales. Notwithstanding the foregoing, any Event referred to in clauses (a) through (e) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it has had or would reasonably be expected to have a disproportionate adverse effect on any member of the Company Group relative to similarly situated companies in the industry in which the Company Group conduct its operations.

“Company Permits” has the meaning specified in Section 4.10 of this Agreement.

“Company Products” means all products and services (including products and services under development) that are, as of the Signing Date, being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Company Group.

“Company Registered IP” means Owned Company Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or other public or quasi-public legal authority.

“Company Securities” means the equity interests of the Company expressed in the form of Company Shares and any other instrument exercisable or exchangeable for, or convertible into, any Company Shares.

“Company Shares” has the meaning specified in the Recitals.

“Company Software” means all Software which the Company owns or purports to own, in whole or in part.

“Company Transaction Costs” means all fees, costs and expenses of the Company Group, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Documents and the consummation of the Transactions, in each case whether before, at or after the Closing, including: (a) all change of control bonus payments, transaction, retention or similar payments payable as a result of or in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) effective prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments that do not entitle any individual to voluntarily terminate employment and receive a payment), and the employer portion of payroll, employment and similar Taxes payable as a result of the foregoing amounts (computed as though all such amounts were payable as of the Closing Date); (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) effective prior to the Closing Date and which are payable as a result of or in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments that do not entitle any individual to voluntarily terminate employment and receive a payment), and the employer portion of payroll, employment and similar Taxes payable as a result of the foregoing amounts (computed as though all such amounts were payable as of the Closing Date); (c) all professional or transaction related costs, fees and expenses of deal, brokerage, legal, accounting, financial advisory, consultants, auditors, accountants and brokers or any similar fees payable in connection with the consummation of the Transactions; (d) all costs, fees and expenses related to the D&O Tails; (e) 50% of the filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any fees in connection with any filings described in Section 6.10 of this Agreement; and (f) all amounts owing by the Company Group to directors, but excluding, in each case, (i) all other costs, fees and expenses incurred in connection with the listing on the Listing Exchange of the shares of Holdco Ordinary Shares issued in connection with the Transactions and (ii) any other amounts payable by FERA under this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Company and FERA dated as of March 13, 2025.

“Consent” means any consent, approval, waiver, notice, authorization or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, binding arrangements, memorandums of understanding, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications to the foregoing).

“Controlled Representatives” has the meaning specified in Section 6.01(a) of this Agreement.

“Controlling Persons Coverage” means a controlling person rider with respect to Sponsor pursuant to its executive and corporate securities liability insurance policy, or comparable coverage for benefit of Sponsor.

“Conversion Shares” has the meaning specified in Section 1.08(b) of this Agreement.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director (or equivalent) or officer or employee of FERA or the Company.

“D&O Tails” has the meaning specified in Section 6.19(b) of this Agreement.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and FERA Disclosure Letter.

“Enforceability Exceptions” has the meaning as specified in Section 4.02 of this Agreement.

“Equity Incentive Plan” has the meaning specified in Section 6.15(a) of this Agreement.

“Equity PIPE” means a private placement of Holdco Ordinary Shares or convertible securities to certain investors, pursuant to subscription agreements to be entered into with such investors, in form and substance reasonably satisfactory to the Company and approved by FERA (such approval not to be unreasonably withheld, conditioned or delayed).

“Equity Securities” with respect to any Person means: (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person; (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person; and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Event” means any event, state of facts, development, circumstance, condition, change, occurrence or effect.

“Ex-Im Laws” means applicable Laws related to (a) export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the UK Export Control Order 2008, the Retained Dual-Use Regulation 428/2009, the EU Dual-Use Regulation 2021/821, the Swiss Federal Act of 13 December 1996 on the Control of Civilian and Military Goods and Special Military Goods (Goods Control Act), Ordinance of 3 June 2016 on the Control of Civilian and Military Goods, Special Military Goods and Strategic Goods (Goods Control Ordinance), Ordinance of 21 August 2013 on the Control of Chemicals with Civil and Military Uses and Safeguards Ordinance of 4 June 2021; (b) imports or customs, including those administered by U.S. Customs and Border Protection, the UK, the EU, the Cayman Islands and Switzerland; (c) U.S. anti-boycott laws administered by the U.S. Department of Commerce or U. S. Department of the Treasury; and (d) all other applicable Laws governing exports, customs and imports of any applicable jurisdiction.

“Exchange” has the meaning specified in the Recitals.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.08(a) of this Agreement.

“Exchange Consideration” has the meaning specified in Section 2.02(a) of this Agreement.

“Exchange Shares” has the meaning specified in Section 2.02(a) of this Agreement.

“Extension Amendment” means an amendment to FERA’s Organizational Documents, solely to modify the definition of “Completion Window” as set forth therein, to provide for a new deadline (as mutually agreed between the Company and FERA) to allow FERA to complete the Closing of the Transactions pursuant to the terms of this Agreement.

“Federal Securities Law” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“FERA” has the meaning specified in the Preamble.

“FERA Board” has the meaning specified in the Recitals.

“FERA Board Recommendation” has the meaning specified in Section 6.14(b)(ii) of this Agreement.

“FERA Certificates” means the FERA Security Certificates and the FERA Right Certificates.

“FERA Class A Ordinary Shares” has the meaning specified in the Recitals.

“FERA Class B Ordinary Shares” has the meaning specified in the Recitals.

“FERA Disclosure Letter” has the meaning specified in Article V of this Agreement.

“FERA Dissenting Shareholders” has the meaning specified in Section 1.07(a) of this Agreement.

“FERA Dissenting Shares” has the meaning specified in Section 1.07(a) of this Agreement.

“FERA Financial Statements” means all of the financial statements of FERA included in the FERA SEC Reports.

“FERA Fundamental Representations” means the representation and warranty made pursuant to Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization), Section 5.14 (Trust Account) and Section 5.15 (Finders and Brokers) of this Agreement.

“FERA Material Adverse Effect” means any Event that: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, assets, results of operations or condition (financial or otherwise) of FERA or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of FERA to consummate the Transactions. Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute or be taken into account in determining whether there has been or will be, a “FERA Material Adverse Effect” pursuant to clause (i) of the preceding sentence: (a) any change or proposed change in applicable Laws or GAAP or IFRS, or in other accounting standards or requirements applicable to FERA (or any interpretation thereof); (b) general business, economic, political or social conditions or developments in the United States or any other country or region in the world, including any changes, events or developments in the credit, debt, securities, financial, banking, capital, cryptocurrency or reinsurance markets (including changes in interest or exchange rates, market indices, trading prices or commodities, or any disruption thereof); (c) national or international political or social instability, including any military or terrorist attack, cyberattack, sabotage, act of war (whether or not declared), escalation of any war, emergency, or other hostilities; (d) changes in the industries, markets or geographies in which FERA operates; (e) acts of God, natural disasters, pandemics, epidemics, disease outbreaks, quarantines, public health emergencies, earthquakes, hurricanes, tornados, wildfires, floods, tsunamis, mudslides, or other comparable events or any escalation thereof, in the United States or elsewhere in the world; (f) the number of FERA Shareholders electing a Redemption in connection with the transactions contemplated by this Agreement or the amount of any such Redemptions; (g) changes in the price or trading volume of FERA Class A Ordinary Shares, FERA Units or FERA Private Placement Units (provided that the underlying cause may be taken into account to the extent not excluded by another clause of this definition); (h) the taking of any action, or failing to take any action, as required, or not prohibited, by this Agreement; (i) the execution, delivery or public announcement of this Agreement or the Ancillary Documents or the pendency or consummation of the transactions contemplated hereby or thereby, including any impact on relationships with current or prospective employees, customers, suppliers, distributors, partners, investors, regulators or other third parties; (i) any failure by FERA to meet any internal or public projections, forecasts, guidance, sales, revenue or earnings predictions (provided that the underlying cause of such failure may be considered in determining whether a FERA Material Adverse Effect has occurred, to the extent not otherwise excluded pursuant to this definition); or (j) any action, or inaction, taken, or not taken by, or at the request of, the Company. Notwithstanding the foregoing, any Event referred to in clauses (a) through (e) may be taken into account in determining whether a FERA Material Adverse Effect has occurred to the extent it has had or would reasonably be expected to have a disproportionate adverse effect on FERA relative to similarly situated companies in the industry in which FERA conducts its operations.

“FERA Ordinary Shares” means, collectively, FERA Class A Ordinary Shares and FERA Class B Ordinary Shares.

“FERA Preferred Shares” means preference shares of FERA, par value $0.0001 per share.

“FERA Private Placement Units” means, collectively, the Cantor Held Private Placement Units and Sponsor Held Private Placement Units issued and outstanding as of the Signing Date.

“FERA Public Shares” has the meaning specified in the Recitals.

“FERA Related Person” means any officer, director, manager, employee, trustee or beneficiary of FERA or any of its Affiliates and any immediate family member of any of the foregoing.

“FERA Right” has the meaning specified in the Recitals.

“FERA Right Certificates” means the certificates representing FERA Rights.

“FERA Rightholders” means the holders of FERA Rights as of the applicable time specified in this Agreement.

“FERA SEC Reports” has the meaning specified in Section 5.06(a) of this Agreement.

“FERA Securities” means FERA Ordinary Shares any other instrument exercisable or exchangeable for, or convertible into, any FERA Ordinary Shares.

“FERA Security Certificates” means the certificates representing FERA Securities.

“FERA Share Rights Agreement” means that certain Share Rights Agreement, dated February 27, 2025, by and between FERA and Continental Stock Transfer & Trust Company, as rights agent.

“FERA Shareholder Approval” has the meaning specified in Section 7.01(a) of this Agreement.

“FERA Shareholder Approval Matters” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“FERA Shareholders” means the shareholders of FERA as of the applicable time specified in this Agreement.

“FERA Shareholders’ Meeting” has the meaning specified in Section 6.14(b) of this Agreement.

“FERA Transaction Costs” means all fees, costs and expenses of FERA incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Documents and the consummation of the Transactions, in each case whether before, at or after the Closing, including: (a) all professional or transaction related costs, fees and expenses of deal, brokerage, legal, accounting, financial advisory, consultants, auditors, accountants and brokers or any similar fees payable in connection with the consummation of the Transactions (excluding the any costs or fees related to any Equity PIPE), including Placement Agent fees; (b) 50% of the filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any fees in connection with any filings described in Section 6.10 of this Agreement; (c) all costs, fees and expenses incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and approval of the Registration Statement by the SEC; (d) all costs, fees and expenses incurred in connection with the listing on the Listing Exchange of the shares of Holdco Ordinary Shares issued in connection with the Transactions; and (e) all premiums, whether paid or unpaid prior to the Closing in connection with the Controlling Persons Coverage; (f) any Indebtedness or other amounts of FERA owed to its Affiliates or shareholders (including any amounts outstanding under the Working Capital Loans to the extent payable in cash); and (g) amounts due to the underwriters of FERA’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement, if applicable.

“FERA Units” means the units of FERA sold in the IPO, each consisting of one FERA Class A Ordinary Share and the right to one-tenth (1/10th) of a FERA Class A Ordinary Share, issued and outstanding as of the Signing Date.

“Financial Statements” has the meaning specified in Section 4.06(a) of this Agreement.

“Fraud” means, with respect to a Party, actual common law fraud, with respect to the making of the express representations and warranties by such Party contained in Article IV or Article V of this Agreement, as applicable (including, for the avoidance of doubt, pursuant to the certificate delivered pursuant to Section 7.02(h)(i) or Section 7.03(e)(i) of this Agreement); provided, that such fraud of a Party shall only be deemed to exist if any of the individuals included on Section 10.01-A of the Company Disclosure Letter (in the case of the Company) or Section 10.01-B of FERA Disclosure Letter (in the case of FERA) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V of this Agreement, as applicable, as qualified by the Company Disclosure Letter or the FERA Disclosure Letter (as applicable), and such misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, (a) “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness and (b) no Person shall be liable for another Person’s Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other governmental, quasi- governmental, supranational (including the European Union and United Nations), regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitral body, commission, or other similar dispute-resolving panel or body (public or private).

“Holdco” has the meaning specified in the Preamble.

“Holdco Incorporation Date” means the date that the Registrar of Companies of the Cayman Islands has delivered a stamped Certificate of Incorporation for Holdco.

“Holdco Joinder” shall mean that joinder to this Agreement in the form attached hereto as Exhibit G.

“Holdco Joinder Date” shall mean the date that Holdco executes and delivers the Holdco Joinder Agreement to FERA.

“Holdco Ordinary Shares” has the meaning specified in the Recitals.

“Holdco Shareholder Approval” means the vote or unanimous written resolution of the shareholder of Holdco required to approve and adopt the Amended Holdco Memorandum and Articles of Association, as determined in accordance with the Organizational Documents of Holdco and the Cayman Companies Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Taxes” means Taxes imposed on or measured by net income.

“Indebtedness” means, with respect to the Company Group at any date and as of any given time of determination, without duplication: (i) all obligations of the Company Group for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith) (excluding any inter-company obligations for borrowed money, any trade payables, accounts payable and any other current liabilities), (ii) all liabilities of the Company Group evidenced by notes, bonds (other than surety bonds), debentures, notes or other similar instruments, (iii) all liabilities of the Company Group in respect of any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn upon, (iv) all obligations of the Company Group under finance leases that are required to be capitalized and accrued as indebtedness on a balance sheet in accordance with IFRS, (v) all obligations of the Company Group for guarantees of another Person in respect of any items set forth in clauses (i) through (iv), (vi) any accrued but unpaid outstanding Income Tax liabilities of the Company Group for any Pre-Closing Tax Period that are due and payable following the Closing Date with respect to any Tax Return that is not yet due (taking into account any applicable extensions); provided that Income Taxes shall be calculated (A) in a manner consistent with the past practices of the Company Group (including with respect to jurisdictions, elections, and types of Taxes) and (B) allocating items with respect to a Straddle Period in accordance with Section 6.12(e), (vii) all obligations of the Company Group for deferred purchase price of property, assets or services, deferred rent payments, all conditional sale obligations or for earnouts, holdbacks or other similar obligations (calculated at the full amount of the possible payment outstanding), (viii) accrued and unpaid severance or similar accrued and unpaid exit payments or deferred compensation, and the employer portion of any payroll taxes of the Company Group, (ix) accrued and unpaid bonuses and the employer portion of any payroll taxes of the Company Group, (x) accounts payables which have been outstanding for more than ninety (90) days, (xi) all currency swaps, interest rate swaps, forward contracts or other hedging or derivative arrangements or instruments of the Company Group, calculated at the termination value thereof as if terminated at or immediately prior to the Closing, and (xii) any accrued interest and penalties or breakage fees related to any of the foregoing.

“Independent Metal Testing” has the meaning specified in Section 6.01(a) of this Agreement.

“Initial Share Reserve Percentage” has the meaning specified in Section 6.15(a) of this Agreement.

“Initial Transfer” means the first Transfer of any Rights in the Metal Stockpile to Dr. Savo Kujundzic or his Affiliate.

“Instrument of Transfer” has the meaning specified in Section 7.01(b) of this Agreement.

“Intellectual Property” means all right, title, and interest in and to the following worldwide: (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for and all improvements to the inventions disclosed in each such registration, patent or patent application; (b) trademarks, service marks, trade dress, logos, domain names, social media accounts and handles, trade names and corporate names (whether or not registered), including all registrations and applications for registration of the foregoing and all goodwill associated therewith; (c) copyrights (whether or not registered) and registrations and applications for registration thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression; (d) Software; and (e) Trade Secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 6.01(a) of this Agreement.

“Investment Company Act” has the meaning specified in Section 4.21 of this Agreement.

“Investor Subscription Agreements” has the meaning specified in the Recitals.

“IPO” means the initial public offering of FERA Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of FERA, dated as of February 27, 2025, and filed with the SEC (File No. 333-284616) available at www.sec.gov.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” with respect to: (i) the Company, means the actual knowledge of the individuals set forth on Section 10.01-A of the Company Disclosure Letter; and (ii) FERA, means the actual knowledge of the individuals set forth on Section 10.01-B of FERA Disclosure Letter.

“Labor Agreement” has the meaning specified in Section 4.12(a)(ix) of this Agreement.

“Law” means any federal, state, local, municipal, foreign or other constitution, law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, ordinance, regulation, Order or Consent, in each case, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment, examination, mediation or arbitration, or any request (including any request for information), inquiry, hearing, proceeding (whether at law or in equity) or investigation, by or before any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 1.08(b) of this Agreement.

“Liabilities” means, with respect to any Person, all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards).

“Lien” means any direct or indirect mortgage, pledge, deed of trust, lease, sublease, license (other than nonexclusive licenses to Intellectual Property), security interest, attachment, right of first refusal, right of first offer, pre-emptive right, option, proxy, voting trust, power of attorney, encumbrance, lien, other rights in the nature of security or charge of any kind (including any direct or indirect conditional sale or other title retention agreement or lease in the nature of any mortgage, pledge, deed of trust, lease, sublease, license (other than nonexclusive licenses to Intellectual Property), security interest, attachment, right of first refusal, right of first offer, pre-emptive right, option, proxy, voting trust, power of attorney, encumbrance, lien, other rights in the nature of security or charge of any kind), restriction (whether on voting, sale, use, Transfer or otherwise), subordination arrangement in favor of another Person, or filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, and any other interest of any nature whatsoever, in each case, whether by Contract, operation of Law or otherwise, and whether current, future or contingent.

“Listing Exchange” means a nationally recognized stock exchange or listing system mutually agreed to by the Parties, which shall be either Nasdaq or NYSE.

“Lock Box Period” shall mean the period from and including the date of this Agreement to and including the Closing.

“Lock-Up Agreements” has the meaning specified in the Recitals.

“Lookback Date” means (a) with respect to Holdco and Merger Sub, April 7, 2026 and (b) with respect to the Company, May 21, 2024.

“Lost Certificate Affidavit” has the meaning specified in Section 1.08(e) of this Agreement.

“Merger” has the meaning specified in the Recitals.

“Merger Consideration” means the Holdco Ordinary Shares disbursed to the FERA Shareholders in connection with the Merger and in accordance with the terms hereof.

“Merger Effective Time” has the meaning specified in Section 1.02(a) of this Agreement.

“Merger Proposal” has the meaning specified in Section 6.14(a)(i).

“Merger Sub” has the meaning specified in the Preamble.

“Merger Sub Joinder” shall mean that joinder to this Agreement in the form attached hereto as Exhibit H.

“Merger Sub Joinder Date” shall mean the date that Merger Sub executes and delivers the Merger Sub Joinder Agreement to FERA.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Merger Sub.

“Merger Sub Shareholder Approval” means the vote or unanimous written resolution of the shareholder of Merger Sub required to approve the Merger and Plan of Merger, as determined in accordance with the Organizational Documents of Merger Sub and the Cayman Companies Act.

“Merger/Exchange” has the meaning specified in the Recitals.

“Metal Stockpile” means, collectively, the Company’s metal stockpile, including (i) 47,000 kilograms of ultrafine copper powder, purity 99.9999%; (ii) 10,004,753 meters of nickel wire, purity 99.98%; (iii) 5,000 grams of lutetium oxide, purity 99.9962%; (iv) 10,000 grams of thulium oxide, purity 99.9976%; (v) 100,000 grams of holmium oxide, purity 99.9979%; (vi) 30,000 grams of scandium oxide, purity 99.8938%; and (vii) 600,000 grams of niobium oxide, purity 99.9853%.

“Min Stockpile Sales” has the meaning specified in Section 6.02(b) of this Agreement.

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-the-Shelf Software” means any commercially-available, products, services or Software that is licensed to any of the members of the Company Group on a non-exclusive basis under standard terms and conditions, including similar SaaS licenses, for an annual license fee of less than $50,000.

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from any Software distributed (a) as “free software”, (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires that any software be: (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) license under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” with respect to any Person that is an entity means its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 8.01(c) of this Agreement.

“Owned Company Intellectual Property” means Intellectual Property owned by the Company Group.

“Party(ies)” has the meaning specified in the Preamble.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor).

“Permits” means all supranational, federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means: (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are: (i) not yet due and payable; or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect to such Liens for Taxes or assessments and similar charges or levies in accordance with GAAP or IFRS, whichever applicable; (b) other Liens for labor, materials or supplies imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and for which adequate reserves have been established with respect to such Liens for labor, materials or supplies imposed by operation of Law in accordance with GAAP or IFRS, as applicable; (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) Liens arising under this Agreement or any Ancillary Document, (e) Liens imposed under the Organizational Documents of a legal entity, or (f) Liens imposed under securities Laws.

“Person” means an individual (including current and former employees), corporation, company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust, foundation or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government.

“Personal Property” means any machinery, equipment, tool, vehicle, furniture, leasehold improvement, office equipment, plant, part and other tangible personal property but excluding the Metal Stockpile.

“Placement Agent” means Cantor Fitzgerald & Co..

“Plan of Merger” has the meaning specified in Section 1.02(a) of this Agreement.

“Post-Closing Holdco Board” has the meaning specified in Section 1.10 of this Agreement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Proposals” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Proxy Statement” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Purchased Shares” has the meaning specified in Section 2.01 of this Agreement.

“Redemption” has the meaning specified in Section 6.14(a)(iii) of this Agreement.

“Redemption Shares” has the meaning specified in Section 1.05(d) of this Agreement.

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Related Person” means any officer, director, manager, employee, trustee, beneficiary or Affiliate of the Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Released Claims” has the meaning specified in Section 9.14 of this Agreement.

“Representatives” as to any Person means such Person’s Affiliates and such Person’s and such Person’s Affiliates respective partners, members, managers, directors, officers, employees, independent contractors, settlors, founders, trustees, protectors or beneficiaries, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives (in each case, whether past, current, contingent or future).

“Required Antitrust Filings” has the meaning specified in Section 6.10(a) of this Agreement.

“Required Other Filings” has the meaning specified in Section 6.10(b) of this Agreement.

“Rights in the Metal Stockpile” means any legal or beneficial ownership of, title to, Lien against, possession of or economic or other interest in the Metal Stockpile, in each case, whether direct or indirect, current, future or contingent.

“Sanctioned Country” means any country or territory (a) that is the target of comprehensive Sanctions Laws (currently, Cuba, Iran, North Korea, the Crimea, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic of Ukraine); (b) whose government is the target of Sanctions Laws (including currently Venezuela); and (c) that is otherwise the target of broad Sanctions Laws (including currently Russia, Belarus and Afghanistan).

“Sanctioned Person” means (i) any Person that is the target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including any Person listed on a Sanctions Laws related list or Ex-Im Laws-related list; (ii) a Person located in, national of, resident in, or organized under the jurisdiction of, or operating or doing business in, a Sanctioned Country (other than Belarus and Russia); and (iii) a Person acting for, at the direction of or on behalf of, or a Person that is 50% or more owned or controlled (as such terms are defined under Sanctions Laws), directly or indirectly, individually or in the aggregate, by any of the Persons listed in clauses (i) or (ii).

“Sanctions Laws” means all Laws, embargoes or other restrictive measures relating to economic, financial or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any EU Member State thereof, the United Kingdom, the Cayman Islands, and Switzerland.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Supplemental Proposal” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Exchange Agreements” means the agreements in the form attached as Exhibit B hereto.

“Signing Date” has the meaning specified in the Preamble.

“Signing Filing” has the meaning specified in Section 6.16(b) of this Agreement.

“Signing Press Release” has the meaning specified in Section 6.16(b) of this Agreement.

“Software” means any and all (a) computer programs and applications, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, analytics, models and methodologies, whether in source code or object code, (b) all programmer and user documentation, including developer notes, annotations, user manuals and training materials, relating to any of the foregoing; and (c) all enhancements, versions, releases and updates thereto.

“Sponsor” means Fifth Era Acquisition Sponsor I LLC, a Delaware limited liability company.

“Sponsor Held Private Placement Units” means the FERA Private Placement Units purchased by the Sponsor from FERA pursuant to the Sponsor Private Placement Units Agreement.

“Sponsor Private Placement Units Agreement” means that certain Private Placement Units Purchase Agreement, dated February 27, 2025, by and between the Company and the Sponsor.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of the Signing Date (as it may be amended or supplemented from time to time), by and between the Sponsor, the Company, FERA and the other parties to such agreement.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” with respect to any Person means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of such Person, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests of such partnership is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of that Person. A Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” has the meaning specified in Section 1.01 of this Agreement.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Proceeding” means any audit, examination, claim or other Legal Proceeding with respect to Tax matters.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, import or export duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect to such tax imposed by a Governmental Authority.

“Testing Documentation” has the meaning specified in Section 4.16(b)(iii) of this Agreement.

“Trade Secrets” means any trade secrets, know-how, discoveries, generative artificial intelligence tools, outputs, and algorithms, analytics, formulas, customer lists, supplier lists, pricing policies, operational methods, marketing plans or strategies, technical processes, financial statements, financial projections, budgets, sales data, personnel records, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law, and all notes, analyses, summaries and other prepared materials containing or based on the foregoing.

“Transaction Proposal” has the meaning specified in Section 6.14(a)(i) of this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Merger/Exchange.

“Transfer” means any actual or purported act or transaction, whether by Contract, operation of merger, change of control, Law or otherwise, and whether current, future or contingent, the purpose, intent, or effect of which is to sell, assign, pledge, encumber (including by way of securitization), dispose, create, surrender, release, convey, transfer, or alter, directly or indirectly, any right, remedy, power, privilege, or interest with respect to any property or asset; including the making, execution, or delivery of any assignment, power, conveyance, check, declaration, deed, deed of trust, power of attorney, power of appointment, bill of sale, mortgage, receipt, agreement, contract, certificate, gift, sale, affidavit, or statement; the making of any payment; the setting off of any obligation or credit; the appointment of any member, director, officer, manager, settlor, founder, trustee, protector, nominee, custodian, agent, legal representative, fiduciary or beneficiary, or Person fulfilling similar functions; the creation or transfer of any Lien; the issuance, docketing, filing, or levy of or under any judgment, decree, attachment, injunction, execution, or other judicial or administrative process or order, or the service of any garnishment; the acquisition or disposition of any interest of any nature whatsoever; the fulfillment of any condition; the exercise of any power of appointment, power of attorney, or other power; or the acquisition, disposition, transportation, importation, exportation, or withdrawal of any security.

“Transfer Taxes” has the meaning specified in Section 6.12(a) of this Agreement.

“Transmittal Documents” has the meaning specified in Section 1.08(b) of this Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means the trust account maintained by Trustee pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 27, 2025, between FERA and Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unit Separation” has the meaning specified in Section 1.05(a) of this Agreement.

“Willful Breach” means a material breach that is a consequence of an act or omission knowingly undertaken or knowingly omitted by the breaching party with the actual knowledge that such act or omission would cause a material breach of this Agreement.

“Working Capital Loans” means all loans made to FERA related to ongoing expenses reasonably related to the business of FERA and the consummation of a Business Combination.

“Written Objection” has the meaning specified in Section 1.07(d) of this Agreement.

“Zurich Airport” has the meaning specified in Section 4.16(b) of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

FERA:

FIFTH ERA ACQUISITION CORP. I

By:	/s/ Mitchell Mechigian
	Name:	Mitchell Mechigian
	Title:	Chief Executive Officer

COMPANY:

SMT HOLDINGS LIMITED

By:	/s/ Diarmuid Clohessy
	Name:	Diarmuid Clohessy
	Title:	Director

[Signature Page to Business Combination Agreement]

Exhibit A
Sponsor Support Agreement

(See attached.)

A-1

Exhibit B
Form of Share Exchange Agreement

(See attached.)

B-1

Exhibit C
Lock-Up Agreements

(See attached.)

C-1

Exhibit D
Registration Rights Agreement

(See attached.)

D-1

Exhibit E
Form of Plan of Merger

(See attached.)

Dated ______________________2026

(1)	FIFTH ERA ACQUISITION CORP. I

(2)	PENNY MERGER SUB, INC.

(3)	MIOTAL SPAC HOLDCO, INC.

PLAN OF MERGER

Appleby (Cayman) Ltd.

9th Floor, 60 Nexus Way

Camana Bay, Grand Cayman

PO Box 190, KY1-1104

Cayman Islands

456527.0009/DB/JA

E-i

THIS PLAN OF MERGER is dated _________________2026

PARTIES

(1)	Fifth Era Acquisition Corp. I, a Cayman Islands exempted company whose registered office is at the offices of Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Surviving Company);

(2)	PENNY Merger Sub, Inc., a Cayman Islands exempted company whose registered office is at the offices of Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500, Grand Cayman KY1-1106, Cayman Islands (the Merging Company); and

(3)	Miotal SPAC HoldCo, Inc., a Cayman Islands exempted company whose registered office is at the offices of Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500, Grand Cayman KY1-1106, Cayman Islands (Holdco).

BACKGROUND

(A)	Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the Statute).

(B)	Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

(C)	Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the Merger).

(D)	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of [●] April 2026 and made between, amongst others, the Surviving Company, the Merging Company and Holdco (as such agreement may be amended and modified, the Business Combination Agreement), a copy of which is annexed at Annexure 1 hereto and forms part of this Plan of Merger.

AGREED TERMS

1.	Plan of Merger

1.1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

1.2	The surviving company (as defined in the Statute) is the Surviving Company.

1.3	The registered office of the Merging Company is c/o Appleby Global Services (Cayman) Limited of Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500, Grand Cayman KY1-1106, Cayman Islands and the registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

1.4	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

1.5	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

1.6	The Merger shall be effective on the date and at the time that this Plan of Merger is registered by the Registrar of Companies (the Registrar) in accordance with section 233(13) of the Statute unless, with the agreement of Holdco, the constituent companies shall deliver a notice to the Registrar signed by a director of each of the constituent companies specifying a later date and time in accordance with Section 234 of the Statute, in which case the Merger shall be effective on the date and at the time specified in such notice to the Registrar (the Effective Date).

1.7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or other property as provided in Section 233(5) of the Statute, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto. Holdco undertakes and agrees (it being acknowledged that Holdco will be the sole shareholder of the Surviving Company following the effectiveness of the Merger) in consideration of the Merger to issue the Holdco Ordinary Shares (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement.

1.8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

1.9	The Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its memorandum and articles of association after the Merger and the authorised share capital of the Surviving Company shall be as set out therein.

1.10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

1.11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

1.12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

1.13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

(a)	[Name] of [Address];

(b)	[Name] of [Address];

(c)	[Name] of [Address].

1.14	This Plan of Merger has been approved by the board of directors of each of the Merging Company and the Surviving Company pursuant to section 233(3) of the Statute.

1.15	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute by way of written shareholder resolution of the Merging Company. This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

2.	Termination and Amendment

2.1	At any time prior to the Effective Date, this Plan of Merger may be:

(a)	terminated by the board of directors of either the Merging Company or the Surviving Company, provided that such termination is in accordance with section 8.01 of the Business Combination Agreement;

(b)	amended by the board of directors of both the Surviving Company and the Merging Company to:

(i)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(ii)	effect any other changes to this Plan of Merger which the directors of both the Merging Company and the Surviving Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Merging Company or the Surviving Company, as determined by the directors of both the Merging Company and the Surviving Company, respectively.

3.	Notices

3.1	All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 9.02 of the Business Combination Agreement.

4.	Counterparts

4.1	This Plan of Merger may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all counterparts shall together constitute the one agreement.

5.	Governing Law

5.1	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS WHEREOF the parties have duly executed this Plan of Merger on the date stated at the beginning of it.

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SIGNATORIES

SIGNED for and on behalf of FIFTH ERA ACQUISITION CORP. I	) )
)

By:
Name:
		Position:	Director

SIGNED for and on behalf of PENNY MERGER SUB, INC.	) )
)

By:
Name:
		Position:	Director

SIGNED for and on behalf of MIOTAL SPAC HOLDCO, INC.	) )
)

By:
Name:
		Position:	Director

Annexure 1

Business Combination Agreement

[Attached]

Annexure 2

Memorandum and Articles of Association of the Surviving Company

[Attached]

Exhibit F

Testing Standard

1.	Testing Standard and Methodology. Any Independent Metal Testing shall be conducted by a mutually agreed independent third-party laboratory using industry-standard elemental analysis method ICP-OES, and in accordance with the testing protocol designated TU24.44 21-002-75815004-2022 (as applied in the most recent testing conducted by IGAS) or a similar protocol to be mutually agreed.

2.	Benchmark Results. The benchmark results for purposes of the Independent Metal Testing are as follows: The Company’s metal stockpile includes (i) 47,000 kilograms of ultrafine copper powder, purity 99.9999%; (ii) 10,004,753 meters of nickel wire, purity 99.98%; (iii) 5,000 grams of lutetium oxide, purity 99.9962%; (iv) 10,000 grams of thulium oxide, purity 99.9976%; (v) 100,000 grams of holmium oxide, purity 99.9979%; (vi) 30,000 grams of scandium oxide, purity 99.8938%; and (vii) 600,000 grams of niobium oxide, purity 99.9853%.

F-1

Exhibit G

Form of Holdco Joinder

(See attached.)

HOLDCO JOINDER

This joinder is made and entered into as of April 8, 2026 (this “Joinder”), by and between Fifth Era Acquisition Corp I, a Cayman Islands exempted company (“FERA”) and Miotal SPAC HoldCo, Inc., a Cayman Islands exempted company (“Holdco”). Reference is made to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of April 7, 2026, entered into by and among Holdco, solely when Holdco executes and delivers this Joinder to FERA, PENNY Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”), solely when Merger Sub executes and delivers its separate joinder to FERA, SMT Holdings Limited, an Abu Dhabi Global Market Private Company Limited by Shares (the “Company”) and FERA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

WHEREAS, Holdco was formed on April 8, 2026 for the purpose of consummating the Transactions, including acting as the publicly traded company for the Company and FERA after the Closing;

WHEREAS, Holdco desires to execute and deliver this Joinder to FERA pursuant to which Holdco shall become party to the Business Combination Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agrees as follows:

1. Agreement to be Bound. Holdco hereby agrees that upon execution and delivery of this Joinder to FERA, it shall become a party to the Business Combination Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties, rights, obligations and conditions of the Business Combination Agreement as though an original party thereto.

2. Representations. Holdco has received and carefully reviewed the Business Combination Agreement, and the schedules, exhibits, and annexes thereto and the documents contemplated thereby, is familiar with the transactions contemplated hereby and thereby, and fully understands the terms and conditions set forth herein and in the Business Combination Agreement. Holdco has consulted with, or had the opportunity to consult with, independent advisors and counsel regarding such holder’s rights and obligations under this Joinder and the Business Combination Agreement and intends for such terms to be binding upon and enforceable against Holdco. Holdco represents and warrants to FERA and the Company that:

a.	Holdco has all requisite capacity, power, and authority to execute and deliver this Joinder and to perform its respective obligations hereunder;

b.	the execution, delivery, and performance of this Joinder by Holdco has been duly authorized by all necessary action of such party, if any, and no other action or other applicable proceeding on the part of Holdco is necessary to authorize this Joinder;

c.	this Joinder has been duly and validly executed and, assuming the due authorization, execution, and delivery of this Joinder by each other party hereto, constitutes a legal, valid, and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief; and

d.	the execution, delivery, and performance of this Joinder by Holdco will not (with or without the passage of time or the giving of notice, or both): (i) if Holdco is not a natural person, contravene, conflict with, or result in a violation or breach of the organizational documents of each respective party; (ii) contravene, conflict with, or result in a violation or breach of any contract to which Holdco is a party or by which each is bound; or (iii) violate any law or any judgment, decree, order, regulation, or rule of any court or other Governmental Body applicable to Holdco or their respective properties or assets.

3. Successors and Assigns. This Joinder shall be binding upon, enforceable by and inure to the benefit of Holdco, FERA and the other parties to the Business Combination Agreement and their respective successors and assigns.

4. Entire Agreement. This Joinder, together with the Business Combination Agreement and the documents or instruments referred to therein (including any exhibits and schedules attached thereto), together with the Ancillary Documents, represents the entire agreement between Holdco and the other parties to the Business Combination Agreement with respect to the subject matter hereof.

5. Counterparts. This Joinder may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Joinder may be executed and delivered by facsimile or electronic transmission.

6. Headings. The headings contained in this Joinder are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

7. Miscellaneous. Sections 9.02, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.12, and 9.14 of the Business Combination Agreement shall apply, mutatis mutandis, to this Joinder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be effective as of the date first written above.

HOLDCO:

MIOTAL SPAC HOLDCO, INC.

By:
Name:	Diarmuid Clohessy
Title:	Director

FERA:

FIFTH ERA ACQUISITION CORP. I

By:
Name:	Mitchell Mechigian
Title:	Chief Executive Officer

Exhibit H

Form of Merger Sub Joinder

(See attached.)

MERGER SUB JOINDER

This joinder is made and entered into as of April 8, 2026 (this “Joinder”), by and between Fifth Era Acquisition Corp I, a Cayman Islands exempted company (“FERA”) and PENNY Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”). Reference is made to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of April 7, 2026, entered into by and among Miotal SPAC HoldCo, Inc., a Cayman Islands exempted company (“Holdco”), solely when Holdco executes and delivers its separate joinder to FERA, Merger Sub, solely when Merger Sub executes and delivers this Joinder to FERA, SMT Holdings Limited, an Abu Dhabi Global Market Private Company Limited by Shares (the “Company”) and FERA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

WHEREAS, Merger Sub was formed on April 8, 2026 for the purpose of consummating the Transactions, including the Merger;

WHEREAS, Merger Sub desires to execute and deliver this Joinder to FERA pursuant to which Merger Sub shall become party to the Business Combination Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agrees as follows:

1. Agreement to be Bound. Merger Sub hereby agrees that upon execution and delivery of this Joinder to FERA, it shall become a party to the Business Combination Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties, rights, obligations and conditions of the Business Combination Agreement as though an original party thereto.

2. Representations. Holdco has received and carefully reviewed the Business Combination Agreement, and the schedules, exhibits, and annexes thereto and the documents contemplated thereby, is familiar with the transactions contemplated hereby and thereby, and fully understands the terms and conditions set forth herein and in the Business Combination Agreement. Holdco has consulted with, or had the opportunity to consult with, independent advisors and counsel regarding such holder’s rights and obligations under this Joinder and the Business Combination Agreement and intends for such terms to be binding upon and enforceable against Holdco. Holdco represents and warrants to FERA and the Company that:

a.	Holdco has all requisite capacity, power, and authority to execute and deliver this Joinder and to perform its respective obligations hereunder;

b.	the execution, delivery, and performance of this Joinder by Holdco has been duly authorized by all necessary action of such party, if any, and no other action or other applicable proceeding on the part of Holdco is necessary to authorize this Joinder;

c.	this Joinder has been duly and validly executed and, assuming the due authorization, execution, and delivery of this Joinder by each other party hereto, constitutes a legal, valid, and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief; and

d.	the execution, delivery, and performance of this Joinder by Holdco will not (with or without the passage of time or the giving of notice, or both): (i) if Holdco is not a natural person, contravene, conflict with, or result in a violation or breach of the organizational documents of each respective party; (ii) contravene, conflict with, or result in a violation or breach of any contract to which Holdco is a party or by which each is bound; or (iii) violate any law or any judgment, decree, order, regulation, or rule of any court or other Governmental Body applicable to Holdco or their respective properties or assets.

3. Successors and Assigns. This Joinder shall be binding upon, enforceable by and inure to the benefit of Merger Sub, FERA and the other parties to the Business Combination Agreement and their respective successors and assigns.

4. Entire Agreement. This Joinder, together with the Business Combination Agreement and the documents or instruments referred to therein (including any exhibits and schedules attached thereto), together with the Ancillary Documents, represents the entire agreement between Merger Sub and the other parties to the Business Combination Agreement with respect to the subject matter hereof.

5. Counterparts. This Joinder may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Joinder may be executed and delivered by facsimile or electronic transmission.

6. Headings. The headings contained in this Joinder are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

7. Miscellaneous. Sections 9.02, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.12, and 9.14 of the Business Combination Agreement shall apply, mutatis mutandis, to this Joinder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be effective as of the date first written above.

MERGER SUB:

PENNY MERGER SUB, INC.

By:
Name:	Diarmuid Clohessy
Title:	Director

FERA:

FIFTH ERA ACQUISITION CORP. I

By:
Name:	Mitchell Mechigian
Title:	Chief Executive Officer

H-4